Exhibit 10.2

Portions of this exhibit have been excluded because it is both (i) not material and (ii) the type of information that the Registrant both customarily and actually treats as private and confidential.

CREDIT AGREEMENT

between

OUTSET MEDICAL, INC.

and

such other Persons joined hereto as a Borrower from time to time,

as Borrowers,

with

GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL,

as Lender

Dated as of November 3, 2022

TABLE OF CONTENTS

Page

Page

ARTICLE 1 DEFINITIONS, ACCOUNTING TERMS AND PRINCIPLES OF CONSTRUCTION		6
1.01.	Terms Defined	6
1.02.	Accounting Terms	6
1.03.	UCC	6
1.04.	Construction	6
1.05.	Time References	7
1.06.	Schedules and Exhibits	7
ARTICLE 2 THE LOANS		7
2.01.	Credit Facility – Description.	7
2.02.	Funding Procedures.	8
2.03.	Interest and Fees.	9
2.04.	Additional Interest Provisions.	10
2.05.	Payments.	10
2.06.	Taxes; Increased Costs	11
2.07.	Lockboxes and Collections.	11
2.08.	Application of Proceeds of Collateral.	12
2.09.	Commitment Fee	12
ARTICLE 3 COLLATERAL		12
3.01.	Description	12
3.02.	Extent of Security Interests	13
3.03.	Lien Documents	13
3.04.	Other Actions.	13
3.05.	Searches	14
3.06.	Credit Balances; Additional Collateral.	14
3.07.	Reference to Other Loan Documents	14
ARTICLE 4 CLOSING AND CONDITIONS PRECEDENT TO ADVANCES		14
4.01.	Resolutions, Opinions and Other Documents	14
4.02.	Additional Preconditions to Revolving Loans	16
4.03.	Closing	16
4.04.	Non-Waiver of Rights	16
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		16

5.01.	Due Organization, Authorization, Power and Authority	16
5.02.	Collateral	17
5.03.	Litigation	18
5.04.	No Material Adverse Change	18
5.05.	Solvency	18
5.06.	Regulatory Compliance	18
5.07.	Investments	18
5.08.	Tax Returns and Payments; Pension Contributions	18
5.09.	Use of Proceeds	19
5.10.	Full Disclosure	19
5.11.	Healthcare Matters	19
5.12.	Environmental Matters	21
5.13.	[Intentionally Omitted]	22
5.14.	Lockboxes	22
5.15.	Borrowing Base Certificates	22
5.16.	Accounts	22
5.17.	Representations and Warranties for each Revolving Loan	22
ARTICLE 6 AFFIRMATIVE COVENANTS		24
6.01.	Compliance with Laws.	24
6.02.	Financial Statements; Reports and Certificates; Notices	24
6.03.	Inventory; Returns	27
6.04.	Taxes; Pension	27
6.05.	Insurance	27
6.06.	Control Agreements; Bank Accounts	28
6.07.	Protection of Intellectual Property Rights	28
6.08.	Litigation Cooperation	28
6.09.	Landlord Waivers; Bailee Waivers	28
6.10.	Creation/Acquisition of Subsidiaries	28
6.11.	Further Assurances	28
6.12.	Inspection	29
6.13.	[Reserved]	29
6.14.	Notice of Action	29
6.15.	[Reserved]	29
6.16.	Accounts Receivables Monitoring System	29
6.17.	Collateral Reporting	29
6.18.	Post-Closing Obligations.	29
ARTICLE 7 NEGATIVE COVENANTS		30
7.01.	Dispositions	30
7.02.	Changes in Business, Management, Ownership or Business Locations	30
7.03.	Mergers or Acquisitions	31
7.04.	Indebtedness	31
7.05.	Encumbrance	31
7.06.	Maintenance of Collateral Accounts	31

7.07.	Restricted Payments	31
7.08.	Investment	32
7.09.	Transactions with Affiliates	32
7.10.	Term Loan Facility	32
7.11.	Compliance	32
7.12.	Compliance with Anti-Terrorism Laws	33
7.14.	Redemption of Permitted Convertible Debt.	33
ARTICLE 8 DEFAULT		33
8.01.	Events of Default	33
8.02.	[Reserved]	35
8.03.	Rights and Remedies on Default.	35
8.04.	[Intentionally Omitted].	37
8.05.	Nature of Remedies	37
8.06.	Set-Off	37
8.07.	Application of Proceeds	37
ARTICLE 9 MISCELLANEOUS		37
9.01.	GOVERNING LAW	37
9.02.	Integrated Agreement	37
9.03.	Waiver and Indemnity.	37
9.04.	Time	38
9.05.	Expenses of Lender.	38
9.06.	Confidentiality	38
9.07.	Notices.	39
9.08.	Brokerage	39
9.09.	Headings	39
9.10.	Survival	39
9.11.	[Reserved]	39
9.12.	Duplicate Originals	40
9.13.	Modification	40
9.14.	Signatories	40
9.15.	Third Parties	40
9.16.	Waivers	40
9.17.	CONSENT TO JURISDICTION	41
9.18.	WAIVER OF JURY TRIAL	41
9.19.	Publication	41
9.20.	[Reserved]	41
9.21.	Injunctive Relief	41
9.22.	Successors and Assigns	41
9.23.	Severability	42
9.24.	Authority	42
9.25.	Usury Limit	42
9.26.	Termination	43
9.27.	Release of Collateral	43

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I Definitions

Exhibit 2.01(b) Form of Revolving Note

Exhibit 2.02(a) Form of Loan Request

Exhibit 4.02(c) Form of Notice Letter Re: Commercial Obligors

Exhibit 6.02 Form of Compliance Certificate

Schedule 1.01 – Ineligible Obligors and Concentration Limits

Schedule 5.12 – Environmental Matters

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”) is dated this 3rd day of November, 2022, by and among OUTSET MEDICAL, INC., a Delaware corporation (“Outset Medical”), and such other Persons joined hereto as Borrower from time to time (together with Outset Medical, individually and collectively, “Borrower”) and GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company, as lender (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender make available to Borrower a Credit Facility in the maximum principal amount of up to Fifty Million and No/100 Dollars ($50,000,000) which will be secured by a first priority perfected security interest in the Collateral;

WHEREAS, Lender is willing to make the Credit Facility available to Borrower pursuant to the terms and provisions hereinafter set forth; and

WHEREAS, the parties desire to set forth the terms and conditions of their relationship in writing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING TERMS AND
PRINCIPLES OF CONSTRUCTION

1.01. Terms Defined. As used in this Agreement, those terms set forth in Annex I shall have the respective meanings set forth therein.

1.02. Accounting Terms. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, for covenant compliance purpose, (a) all financial definitions, calculations and covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840, GAAP as in effect on December 31, 2018 shall be applied. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

1.03. UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.04. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Lender of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the commitments of Lender. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

1.05. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in the State of New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.06. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE 2

THE LOANS

2.01. Credit Facility – Description.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a credit facility (“Credit Facility”) which shall include Advances which may be extended by Lender to or for the benefit of Borrower from time to time hereunder in the form of revolving loans (“Revolving Loans”) consisting of a line of credit facility which shall be made available to Borrower after the Closing Date in an aggregate principal amount equal to the Initial Loan Commitment provided Borrower provides Lender not less than thirty (30) days’ prior written notice requesting the initial Advance hereunder (such date of the initial Advance hereunder being referred to as the “Initial Revolving Loan Advance Date”). After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement and with the prior written consent of Lender in its sole discretion, the Revolving Loan Commitment shall be increased upon the written request of Borrower (which such request shall be made at least ten (10) Business Days prior to the proposed effective date of such Additional Tranche) to Lender to activate the Additional Tranche. The aggregate outstanding amount of all Advances shall not, at any time, exceed the Revolving Loan Commitment; and the aggregate outstanding amount of all Revolving Loans shall not, at any time, exceed the Borrowing Base. In no event shall the initial principal amount of any Revolving Loan be less than $25,000.00. Subject to such limitation, the outstanding balance of all Revolving Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Revolving Loans which may be made by Lender. If the aggregate outstanding amount of all Revolving Loans exceeds the Borrowing Base, or if the aggregate outstanding amount of all Advances (whether in the form of Revolving Loans or otherwise), exceeds the Revolving Loan Commitment, Borrower shall immediately repay such excess in full pursuant to Section 2.05(b) hereof. Lender has the right at any time, and from time to time, to set aside reserves against the Borrowing Base in such amounts as it may deem appropriate in Lender’s Permitted Discretion. To the extent there is more than one Borrower hereunder, the Obligations of such Borrower under the Credit Facility and this Agreement are joint and several and shall at all times be absolute and unconditional. Notwithstanding anything to the contrary herein or in any Loan Document, in no event shall the aggregate principal amount of Revolving Loans and Term Loans outstanding exceed (and Lender shall not be obligated to make any Advances of Revolving Loans if the making of such Advance would cause the aggregate principal amount of Revolving Loans and Term Loans outstanding to exceed) (x) prior to satisfaction of the Initial Upsize Conditions, Two Hundred Million Dollars ($200,000,000.00) and (y) upon satisfaction of the Initial Upsize Conditions but prior to the satisfaction of the Second Upsize Condition, Two Hundred Fifty Million Dollars ($250,000,000.00).

(b) At Closing, Borrower shall execute and deliver a promissory note to Lender in the principal amount of the Revolving Loan Commitment (as may be amended, modified or replaced from time to time, the “Revolving Note”). Upon activation of the Additional Tranche in accordance with Section 2.01(a) hereof, Borrower shall deliver to Lender an amended and restated Revolving Note evidencing the Revolving Loan Commitment. The Revolving Note shall evidence Borrower’s joint and several, absolute and unconditional obligation to repay Lender for all Revolving Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Revolving Loan under the Credit Facility shall be deemed evidenced by the Revolving Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Note shall be substantially in the form set forth in Exhibit 2.01(b) attached hereto and made a part hereof.

(c) [Intentionally Omitted.]

(d) The initial term of the Credit Facility (the “Initial Term”) shall expire on November 1, 2027. All Revolving Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (the “Maturity Date”). After the Maturity Date no further Revolving Loans shall be available from Lender.

(e) Lender may adjust the Advance Rate in order to reflect, in Lender’s Permitted Discretion, the experience with Borrower or the aggregate amount or percentage of the Collections with respect to the Accounts and the Inventory.

2.02. Funding Procedures.

(a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred hereunder, on and after the Initial Revolving Loan Advance Date, Lender will make Revolving Loans to Borrower. Lender shall provide Borrower with a report regarding the Borrowing Base then in effect (a “Borrowing Base Certificate”) (i) prior to the Initial Revolving Loan Advance Date, on a specified Business Day of each month and (ii) on and after the Initial Revolving Loan Advance Date, on a specified Business Day of each week (such weekly or monthly day to be mutually agreeable to Borrower and Lender (each such date shall be referred to herein as the “Settlement Date,” whether or not Borrower has requested a Revolving Loan to be made on such date)). Prior to the Initial Revolving Loan Advance Date, Borrower Representative shall cause the Borrowing Base Certificate received from Lender on the monthly Settlement Date to be executed by a duly Authorized Officer or the Designated Signatory and shall return such duly executed Borrowing Base Certificate to Lender within five (5) Business Days of such monthly Settlement Date. If Borrower does not request a Revolving Loan on any weekly Settlement Date, Borrower Representative shall cause the Borrowing Base Certificate to be executed by a duly Authorized Officer or the Designated Signatory and return such duly executed Borrowing Base Certificate to Lender within one (1) Business Day. Borrower may request a Revolving Loan on any Settlement Date or any other day of the week (such day on which a Revolving Loan is requested to be made is referred to herein as the “Funding Date”). Upon request by Borrower of a Revolving Loan on any Funding Date, which such request shall be received by Lender no later than 12:00 P.M. on such Funding Date, Lender shall prepare a Borrowing Base Certificate and a written request for such Revolving Loan substantially in the form of Exhibit 2.02(a) hereto (a “Loan Request”) and forward such Loan Request to Borrower Representative or the Designated Signatory for execution. Subject to the terms and conditions of this Agreement, if the executed Borrowing Base Certificate and Loan Request are received by Lender before 4:00 P.M. on any Funding Date, Lender will advance on such Funding Date (or the next Business Day if the executed Borrowing Base Certificate and Loan Request are received by Lender after 4:00 P.M.) to Borrower a Revolving Loan in the amount equal to the lesser of (i) the amount of the Revolving Loan requested by Borrower in the Loan Request, or (ii) the Borrowing Base Excess as of such date. Any Advances made by Lender hereunder shall be treated for all purposes as, and shall accrue interest at the same rate applicable to, Revolving Loans. In the event that the Loan Request does not comply with the foregoing requirements within the timing parameters set forth above, Lender is under no obligation to provide the requested Advance.

(b) The Borrowing Base Certificate and the Loan Request may be delivered via facsimile or digitally scanned and delivered by internet electronic mail, and Borrower acknowledges that Lender may rely on Borrower’s signature by facsimile or by scanned image, which shall be legally binding upon Borrower.

(c) Whether or not Borrower has requested a Revolving Loan to be made on such date, Lender may at any time charge against the Borrowing Base an amount equal to all fees, Expenses, principal, interest or other amounts as and when due and payable to Lender hereunder, and such charge shall be deemed to be a Revolving Loan and an Advance hereunder.

(d) Monthly Accounts Detail File.

(i) Not later than 5:00 P.M. on the tenth (10th) day after the preceding month-end (the “Download Date”), Borrower will deliver to Lender a system-generated month end data file associated with the Accounts and Inventory, which shall include, without limitation, the information required by Lender to enable Lender to process and value the outstanding Accounts and Inventory of Borrower, as well as bill and collect such Accounts following an Event of Default (“Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts and such Inventory, Lender or its agent will prepare and deliver to Borrower Representative a Borrowing Base Certificate by no later than 12:00 P.M. on the next Settlement Date, provided, however, if the Accounts Detail File is received less than one (1) Business Day prior to the Settlement Date, the Borrowing Base will not be updated until the next Settlement Date.

(ii) No later than 5:00 P.M. (Eastern time) on the tenth (10th) day after the preceding month end, Borrower will deliver to Lender, (A) a system-generated billed claim file (the “Billed Claim File”), reflecting all billed claims for a rolling six-month period (or such other timeframe as reasonably specified by Lender) with such rolling six-month period beginning ten months prior to the most recent month end; and (B) a system-generated transaction file, reflecting all transactional activity on the billed claims reflected in the Billed Claim File for the most recent trailing ten month period (or such other timeframe as reasonably specified by Lender).

(iii) No later than 5:00 P.M. ten (10) days after the preceding month end Borrower will deliver to Lender a system-generated monthly cash posting file for such preceding month.

(e) Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error and so long as exercised in its Permitted Discretion, be binding and conclusive.

2.03. Interest and Fees.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date made until such Revolving Loan is paid in full, at a floating rate per annum equal to the Term SOFR plus the Applicable Rate (together, the “Interest Rate”). In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(b) If any Event of Default shall occur and be continuing, the rate of interest applicable to each Revolving Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is cured or waived, and interest accruing at the Default Rate shall be payable upon demand.

(c) Should the Credit Facility be terminated for any reason prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender’s commitment hereunder, Borrower shall unconditionally be obligated to pay at the time of such termination, a Termination Fee. Borrower acknowledges that the Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents which by their terms specifically survive termination shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Termination Fee, if any.

(d) Borrower shall pay to Lender, when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, which shall be deemed fully earned and non-refundable upon payment.

2.04. Additional Interest Provisions.

(a) Calculation of Interest. Interest on the Revolving Loans shall be based on a year of three hundred sixty (360) days and charged pro rata for the actual number of days elapsed.

(b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Revolving Loans shall continue to accrue and be paid even after default, maturity, acceleration, termination of the Credit Facility, judgment, bankruptcy or insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.05. Payments.

(a) All accrued interest on the Revolving Loans shall be due and payable monthly on the first calendar day of each month commencing with the first calendar day of the month immediately following the Initial Revolving Loan Advance Date. Any accrued Unused Line Fees and Collateral Monitoring Fees for each calendar month shall be due and payable monthly on the first calendar day of the following calendar month.

(b) If at any time the aggregate principal amount of all Revolving Loans outstanding exceeds the Borrowing Base then in effect, or, the aggregate of all Advances exceeds the Revolving Loan Commitment, Borrower shall immediately make such principal prepayments of the Revolving Loans (subject to the terms of Section 2.03(c)) as is necessary to eliminate such excess.

(c) The entire principal balance of all of the outstanding Advances, together with all unpaid accrued interest thereon and the Termination Fee, if any, and any unpaid Unused Line Fees and Collateral Monitoring Fees shall be due and payable on the Maturity Date.

(d) [Intentionally Omitted.]

(e) [Intentionally Omitted.]

(f) [Intentionally Omitted.].

(g) All payments and prepayments shall be applied as set forth in Section 2.07(f) and Section 2.08(b). Except as otherwise provided herein, all payments by (or on behalf of) Borrower hereunder (including principal, interest, fees and any other amount due hereunder) shall be remitted to Lender in immediately available funds not later than 2:00 P.M. on the date specified herein; provided that, for the avoidance of doubt, any such payments shall be deemed not to have been received by Lender on any day unless immediately available funds have been credited to the Collection Account prior 2:00 P.M. on such day. Any payment received by Lender in immediately available funds in the Collection Account later than 2:00 P.M. shall be deemed to have been received on the following day and any applicable interest, fee or other amount shall continue to accrue until such following day. Whenever any payment is stated as due on a calendar day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and interest and any other amount due hereunder shall continue to accrue during such extension. In addition, and notwithstanding anything to the contrary contained in this Agreement, each Borrower hereby authorizes Lender to charge interest, principal, fees and all other amounts due to Lender hereunder as and when due against the Borrowing Base with respect to any such payments due and payable under the Revolving Loans, and each such charge shall be deemed to be a Revolving Loan and an Advance hereunder, as of the date on which such payment is due.

2.06. Taxes; Increased Costs. Borrower and Lender each hereby agree to the terms and conditions set forth on Annex II attached hereto.

2.07. Lockboxes and Collections.

(a) Prior to the Initial Revolving Loan Advance Date, Borrower will enter into springing Control Agreements in respect of the Commercial Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender. On and after the Initial Revolving Loan Advance Date, Borrower will enter into Depository Agreements in respect of the Commercial Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender and shall instruct the Lockbox Bank maintaining the Commercial Lockbox that all Collections sent to the Commercial Lockbox shall be deposited into a bank account at the Lockbox Bank in the name of Lender. Borrower shall also instruct the Lockbox Bank as described further in the Depository Agreements to initiate or accept initiation by Lender of a daily transfer of all available funds to an account of Lender to be designated by Lender (the “Collection Account”).

(b) Borrower will cause all Collections with respect to all of the Accounts to be sent directly to the Commercial Lockbox. In the event that Borrower receives any Collections that should have been sent to the Commercial Lockbox, Borrower will, promptly upon receipt and in any event within one (1) Business Day of receipt, forward such Collections directly to the Commercial Lockbox, in the form received, and if requested by Lender, shall promptly notify Lender of such event. Until so forwarded, such Collections shall be held in trust for the Lender.

(c) Borrower shall not withdraw any amounts from the accounts into which the Collections remitted to the Commercial Lockbox are deposited, nor shall Borrower change the procedures under the agreements governing the Commercial Lockbox and related accounts.

(d) Borrower will cooperate with Lender in the identification and reconciliation on a monthly basis of all amounts received in the Commercial Lockbox. If more than ten percent (10%) of the Collections since the prior month end is not identified or reconciled to the satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Revolving Loans until such unidentified or unreconciled Collections are identified or reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender within the time period specified above, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrower’s expense (which, in the case of Lender’s own staff, shall be in accordance with Lender’s then-prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(e) Borrower will not send to or deposit in the Commercial Lockbox any funds other than payments made with respect to Accounts.

(f) Prior to the occurrence of an Event of Default and subject to the provisions of Section 2.05(g), on each Business Day, Lender shall cause all Collections deposited and/or transferred to the Collection Account on the prior Business Day to be disbursed in the following order of priority:

(i) to Lender, any costs and Expenses of Lender required to be paid or reimbursed by Borrower under this Agreement or under any of the other Loan Documents;

(ii) to Lender, in the amount of any Borrowing Base Deficiency, if any, to be applied against the Obligations;

(iii) subject to Section 2.03(c), to Lender, the amount of any prepayment of principal of which Borrower has given at least two (2) Business Days prior written notice; and

(iv) to Lender, to be applied to any Advances outstanding under the Revolving Loans.

In addition, on each Settlement Date, Lender shall disburse to Borrower the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on or before the next Settlement Date. Subject to the foregoing, any additional repayment of principal amounts hereunder shall require at least two (2) Business Days’ prior notice from Borrower to Lender.

2.08. Application of Proceeds of Collateral.

(a) Unless this Agreement expressly provides otherwise, Lender agrees to apply all Collections as set forth in Section 2.07(f) hereof.

(b) If an Event of Default shall have occurred and remain outstanding, Lender may apply Collections, any other proceeds of Collateral and all other payments received by Lender to the payment of the Obligations in such manner and in such order as Lender may elect in its sole discretion.

2.09. Commitment Fee. As of the Closing, Lender has fully earned, and Borrower shall have paid to Lender, a non-refundable commitment fee as set forth in the Fee Letter. As of funding of the Additional Tranche, Lender shall have fully earned, and Borrower shall have paid to Lender an additional non-refundable commitment fee as set forth in the Fee Letter, each of which shall be deemed non-refundable when paid.

ARTICLE 3

COLLATERAL

3.01. Description. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, Borrower hereby grants to the Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of Borrower in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”): (a) all Accounts; (b) all cash and currency; (c) all Chattel Paper; (d) those certain Commercial Tort Claims set forth on the Perfection Certificate; (e) all Deposit Accounts; (f) all Documents; (g) all Equipment; (h) all Fixtures; (i) all General Intangibles; (j) all Instruments; (k) all Inventory; (l) all Investment Property; (m) all Letter-of-Credit Rights; (n) all Goods; (o) all oil, gas or other minerals before extraction; (p) all pledged equity; (q) all other Property and assets owned by such Borrower; (r) all books and records pertaining to the foregoing; and (s) all collections, Accessions, receipts and all Proceeds of any and all of the foregoing.

All capitalized terms in this Section 3.01 shall have the meanings set forth in the Uniform Commercial Code unless otherwise defined herein.

Notwithstanding the foregoing, the Collateral does not include (collectively, “Excluded Assets”): (a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding equity interests of any Excluded Subsidiary of the type described in clause (e) of the definition thereof which equity interests entitle the holder thereof to vote for directors or any other matter, provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting equity interests of such Excluded Subsidiary; (b) any interest of Borrower as a lessee or sublessee under a real property lease; (c) rights held under a license or other contract that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, or Lender; (e) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); (f) any property and assets subject to Permitted Liens securing Permitted Indebtedness; (g) motor vehicles and other similar assets subject to certificates of title or ownership (except to the extent a security interest therein can be perfected by the filing of a financing statement); and (h) Excluded Accounts.

Borrower and the Lender hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any copyrights, copyright licenses, patents, patent licenses, trademarks or trademark licenses.

3.02. Extent of Security Interests. The security interest granted in Section 3.01 hereof shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by Borrower or in which Borrower has any interest, whether held by Borrower or by others for Borrower’s account, and wherever located.

3.03. Lien Documents. At Closing and thereafter as Lender deems necessary, Borrower shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

(a) Financing Statements. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction in which Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b) Other Agreements. Any other agreements, documents, instruments and writings, including security agreements, deposit account control agreements, deeds of trust or mortgages with respect to any real property owned by Borrower, and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s Liens and security interest in the Collateral or as Lender may reasonably request from time to time, including a waiver agreement from each landlord with respect to any real property leased by Borrower, in form and substance satisfactory to Lender.

3.04. Other Actions.

(a) In addition to the foregoing, Borrower shall do anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect Lender’s security interest therein) to Lender all items for which Lender must or may receive possession to obtain a perfected security interest.

(b) Lender is hereby authorized to file financing statements naming Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without Borrower’s signature if permitted by law. Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, Borrower agrees to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral including executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights and Investment Property (each as defined in the UCC).

3.05. Searches. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(a) UCC Searches. With respect to Borrower, UCC searches with the Secretary of State and local filing office of its jurisdiction of organization and local filing office of each state where Borrower maintains its chief executive office and/or a place of business or assets;

(b) Judgments, Etc. Judgment, federal tax Lien and corporate tax Lien searches against Borrower, in all applicable filing offices of each state searched under Section 3.05(a) hereof.

3.06. Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loans may from time to time be temporarily in a credit position, until the termination of this Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of Borrower, and any other Property of Borrower in the possession of Lender, may be held by Lender and applied in whole or partial satisfaction of such Obligations which are then due and payable in accordance with the terms of this Agreement. The Liens and security interests granted to Lender herein and any other Lien or security interest which Lender may have in any other assets of Borrower secure payment and performance of all present and future Obligations.

(b) Notwithstanding Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Lender shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, Liens, security interests or remedies, or any of Lender’s rights under this Agreement.

3.07. Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of Borrower regarding the Collateral covered by such Loan Documents.

ARTICLE 4

CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement and the making of each Revolving Loan are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

4.01. Resolutions, Opinions and Other Documents. Prior to the Closing, Borrower shall have delivered to Lender the following:

(a) original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

(b) a duly executed legal opinion of counsel to Borrower dated as of the Closing Date;

(c) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(d) a duly executed Fee Letter;

(e) a payoff letter in form and substance satisfactory to the Lender evidencing the repayment in full and release of liens with respect to the Existing Loan Agreement;

(f) duly executed copies of the Term Loan Agreement, Intercreditor Agreement and the other Term Loan Documents, each dated as of the Closing Date;

(g) the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business where failure to be so qualified could result in a Material Adverse Change, each as of a date no earlier than thirty (30) days prior to the Closing Date;

(h) a certificate of Borrower in substantially the form of Exhibit F to the Term Loan Agreement executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;

(i) incumbency certificates identifying all Authorized Officers of Borrower, with specimen signatures;

(j) certified copies, dated as of date no earlier than thirty (30) days prior to the Closing Date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(k) payment by Borrower of all Expenses associated with the Credit Facility incurred to the Closing Date and any fees payable on the Closing Date pursuant to the Fee Letter;

(l) satisfactory background checks on the senior management of Borrower;

(m) [reserved];

(n) evidence satisfactory to the Lender that the insurance policies required by Section 6.05 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Lender;

(o) all UCC financing statements and similar documents required to be filed in order to create in favor of Lender a first priority and exclusive (except for Permitted Liens) perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or Applicable Law), shall have been (or will be simultaneous with the Closing) properly filed in each office in each jurisdiction required;

(p) all information necessary for Lender to issue wire transfer instructions on behalf of Borrower for the initial and subsequent Revolving Loans and/or Advances, including disbursement authorizations in form acceptable to Lender;

(q) a certificate dated the Closing Date and signed by an Authorized Officer of Borrower certifying that all of the conditions specified in this Section 4.01 hereof have been fulfilled and that there has not occurred any Material Adverse Change since December 31, 2021; and

(r) all other documents, information and reports required or requested to be executed and/or delivered by Borrower under any provision of this Agreement or any of the Loan Documents.

4.02. Additional Preconditions to Revolving Loans. Lender’s obligation to make the initial Revolving Loan and each subsequent Revolving Loan shall be subject to the satisfaction of each of the following conditions:

(a) After giving effect to each such Revolving Loan, (i) the aggregate principal amount of all Revolving Loans outstanding shall not exceed the Borrowing Base then in effect and the aggregate amount of all Advances shall not exceed the Revolving Loan Commitment and (ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

(b) All representations and warranties of Borrower shall be deemed reaffirmed as of the making of such Revolving Loan and shall be true in all material respects (or, if any such representation or warranty is by its term qualified by concepts of materiality, such representation or warranty is true and correct in all respects) both before and after giving effect to such Revolving Loan, and no Default or Event of Default shall have occurred and be continuing, and Borrower shall have certified such matters to Lender.

(c) After the Initial Revolving Loan Advance Date, to the extent any Obligor is not then making payments to the Commercial Lockbox, Borrower shall have signed and delivered to Lender notices, in the form of Exhibit 4.02(c), directing such Obligor(s) to make payment to the Commercial Lockbox.

(d) Borrower shall have taken all actions necessary to permit Lender’s accounts receivable monitoring system to interpret the files (including the Accounts Detail File) provided by Borrower to Lender with respect to all of the Eligible Accounts.

(e) The lockbox arrangements required by Section 2.07 hereof shall be in effect, and the amounts received in the lockboxes shall have been identified or reconciled to Lender’s satisfaction, as required by Section 2.07(d) hereof.

(f) Borrower shall have taken such other actions, including the delivery of documents and opinions, as Lender may reasonably request.

(g) No Default or Event of Default hereunder shall have occurred and be continuing.

(h) Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including the provisions of Articles 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date and as of the date of the making of each Advance.

4.03. Closing. Subject to the conditions of this Article 4, the Credit Facility shall be made available on the date (the “Closing Date”) this Agreement is executed and all of the conditions contained in Sections 4.01 and 4.02 hereof are completed (the “Closing”).

4.04. Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Revolving Loans under the Credit Facility to Borrower, Borrower warrants and represents to Lender that:

5.01. Due Organization, Authorization, Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Lender a completed perfection certificate and any updates or supplements thereto on, before or after the Closing Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). For the avoidance of doubt, Lender agrees that the Borrower may from time to time update certain information in the Perfection Certificates after the Closing Date to the extent permitted by one or more specific provisions in this Agreement. Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete, in all non-ministerial respects.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.01, or (v) constitute an event of default under any Material Agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.02. Collateral. Borrower and each of its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates (or Compliance Certificate or such other updates permitted by this Agreement) delivered to Lender in connection herewith in respect of which Borrower or such Subsidiary has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is a first priority perfected (to the extent required hereunder) security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Lender’s Lien.

(c) On the Closing Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee (other than such immaterial Collateral not in excess of One Million Dollars ($1,000,000.00)), and (ii) no such third party bailee possesses components of the Collateral in excess of One Million Dollars ($1,000,000.00).

(d) All Inventory (to the extent that have passed inspection and accepted by Borrower or its Subsidiaries) and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and over the counter software that is commercially available to the public. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), public reports filed with the SEC or such other updates permitted by this Agreement, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

5.03. Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Million Dollars ($1,000,000.00).

5.04. No Material Adverse Change. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Lender fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries as of and for the dates presented. Since December 31, 2021, there has not been a Material Adverse Change.

5.05. Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.06. Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with material applicable laws. Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.

5.07. Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.08. Tax Returns and Payments; Pension Contributions. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, Borrower and each of its Subsidiaries have timely filed all required income and other material tax returns and reports (or extensions thereof), and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than (i) with respect to any state (or local) sales or use taxes (including any value-added tax), One Million Dollars ($1,000,000) and (ii) with respect to all other Taxes, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; and (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, and provided, further, that such action would not involve, in the reasonable judgment of Lender, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in additional Taxes greater than (i) with respect to any state (or local) sales or use taxes (including any value-added tax), One Million Dollars ($1,000,000) and (ii) with respect to all other Taxes, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund in all material respects all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.09. Use of Proceeds. The extensions of credit under and proceeds of the Credit Facility shall be used (i) to repay existing Indebtedness of Borrower and (ii) for working capital and general business purposes

5.10. Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Lender in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender in connection with the Loan Documents, and together with public reports filed by Borrower with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11. Healthcare Matters. In each case, except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder:

(a) Healthcare Permits. Borrower has (i) each Healthcare Permit from, and has made all required declarations and filings with, all applicable Governmental Authorities, and all courts and other tribunals applicable to its assets, business or operations, except for the failure to so maintain or make would not reasonably be expected to result in a Material Adverse Change, and (ii) no Knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect, and Borrower is in material compliance with the terms and conditions of all such Healthcare Permits.

(b) Medicare and Medicaid. Borrower does not bill, receive reimbursement from or otherwise participate as a provider or supplier in the Medicare or Medicaid program.

(c) No Violation of Healthcare Laws.

(i) Borrower is not and, during the past three (3) years, has not been in material violation of any Healthcare Laws.

(d) Healthcare Proceedings. Borrower is not subject to any Healthcare Proceeding or, to Borrower’s Knowledge, investigation by any Governmental Authority relating to any actual or alleged non-compliance with any Healthcare Law in any material respect. To Borrower’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Healthcare Proceeding against Borrower or any Subsidiary of Borrower. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Healthcare Permit of Borrower or any Subsidiary of Borrower.

(e) Material Statements. Neither Borrower, nor any Subsidiary of Borrower, nor, to Borrower’s Knowledge any officer, affiliate, employee or agent of Borrower or any Subsidiary of Borrower, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a violation of any Healthcare Law.

(f) Prohibited Transactions. Neither Borrower, nor any Subsidiary of Borrower, nor, to Borrower’s Knowledge, any officer, affiliate, employee or agent of Borrower or any Subsidiary of Borrower, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Healthcare Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Healthcare Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was in violation of any Healthcare Law; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason in violation of any Healthcare Law; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Healthcare Law. To the Knowledge of Borrower, no person has filed or has threatened to file against Borrower or any of its Subsidiaries an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(g) Exclusion. Neither Borrower, nor any Subsidiary of Borrower, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Borrower or any Subsidiary of Borrower has been (or, to Borrower’s Knowledge, has been threatened to be) (i) excluded from Medicare or Medicaid pursuant to 42 U.S.C. § 1320a-7 and related regulations, or (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations.

(h) Corporate Integrity Agreement. Neither Borrower, nor any Subsidiary of Borrower, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in Borrower or any Subsidiary of Borrower is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws.

(i) Regulatory Compliance.

(i) Borrower is and, during the past three (3) years, has been in compliance in all material respects with all applicable Healthcare Laws. Borrower has, and it and its products are in conformance in all material respects with, all Registrations that are required to conduct its business as currently conducted, or as proposed to be conducted. To Borrower’s Knowledge, no Regulatory Authority is considering limiting, suspending, or revoking such Registrations or requiring material changes to the marketing classification or labeling, where such changes would reasonably be expected to result in a Material Adverse Change on any product of any Borrower. To the Knowledge of Borrower, any third party that is a manufacturer, supplier, distributor or contractor for Borrower is in material compliance, and has been (to the extent applicable) in material compliance for the previous five (5) years, with all Registrations required by relevant Regulatory Authorities and all applicable Healthcare Laws that reasonably pertain to product components of, accessories to, or products regulated medical devices and marketed or distributed by Borrower. To Borrower’s Knowledge, there are no facts that furnish any reasonable basis for any Regulatory Action by that Regulatory Authority that would reasonably be expected to result in a Material Adverse Change on Borrower or any product of any Borrower.

(ii) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold or marketed by or on behalf of Borrower that are subject to the jurisdiction of any Regulatory Authority have been and are being, to the Knowledge of Borrower, designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold and marketed in compliance in all material respects with all applicable Healthcare Laws and, to the Knowledge of Borrower, have been (to the extent applicable) for the previous five (5) years.

(iii) As of the Closing Date, no Borrower is subject to any obligation arising under a Regulatory Action, and, to Borrower’s Knowledge, no such obligation has been threatened. There is no Regulatory Action or, to Borrower’s Knowledge, any other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or request for information pending against Borrower or an officer, director, or employee of Borrower. To Borrower’s Knowledge no Borrower has any material outstanding liability (whether actual or contingent) for failure to comply with any applicable Healthcare Laws.

(iv) As of the Closing Date, no Loan Party is undergoing any inspection by any Regulatory Authority related to any activities or products of Borrower that are subject to any Healthcare Laws.

(v) No Borrower has received any written notice from any Regulatory Authority alleging material noncompliance with any applicable Healthcare Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity. No proceedings seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or, to Borrower’s Knowledge, threatened against any Borrower, and to the Knowledge of Borrower, there are no reasonable grounds for the same.

(vi) Clinical or preclinical studies, tests or trials that have been or are being conducted by or on behalf of, or sponsored by, Borrower or any Subsidiary, or in which Borrower’s or any Subsidiary’s products or product candidates have participated, and which have been or will be submitted to the FDA or other Governmental Authorities in connection with applications for Governmental Approvals, were and, if still pending, are being conducted in compliance in all material respects with all applicable Healthcare Laws. No investigational device exemption or other allowance to commence a clinical trial filed with or submitted to the FDA or other Governmental Authority by or on behalf of Borrower or any Subsidiary has been terminated or suspended, and neither the FDA nor any applicable Governmental Authority has commenced, or to the Knowledge of Borrower, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Borrower or any Subsidiary.

(vii) Borrower and each Subsidiary has obtained and maintained all Governmental Approvals, including any Governmental Approvals required pursuant to any applicable Healthcare Laws, and all of such Governmental Approvals are in full force and effect, except where failures to possess or maintain the same, could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Change. Borrower and each Subsidiary has fulfilled and performed all of its material obligations with respect to the Governmental Approvals, and, to the Knowledge of Borrower, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any such Governmental Approval, except where such revocations, terminations or impairments could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

(viii) There have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any of Borrower’s or its Subsidiaries’ products (collectively, “Safety Notices”) within the past three years, and to the Knowledge of Borrower, there are no facts or circumstances that would be reasonably likely to result in (i) a material Safety Notice with respect to any of Borrower’s or its Subsidiaries’ products, (ii) a material adverse change in labeling of any of Borrower’s or its Subsidiaries’ products; or (iii) a termination or suspension of marketing or testing of any Borrower’s or its Subsidiaries’ products.

5.12. Environmental Matters. Except as disclosed on Schedule 5.12 hereto, Borrower has no Knowledge:

(a) of violations of any Environmental Laws on any of the real property on which Borrower maintains operations or has its personal Property, or on which any Collateral is located;

(b) of any claims or actions pending or threatened, or claims or actions in the past during Borrower’s period of ownership, against Borrower or any of such real property by any governmental entity or agency or by any other Person or entity relating to Hazardous Substances or pursuant to any Environmental Laws;

(c) of the presence of any Hazardous Substances on any of such real property;

(d) of any such real property ever having been used by Borrower or, to Borrower’s Knowledge, any other Person, to refine, produce, store, handle, transfer, process, transport or dispose of Hazardous Substances other than in full compliance with Environmental Laws;

(e) of storage tanks (including petroleum or heating oil storage tanks), underground or above ground, present on or under any of such real property, or that have been on or under any such real property but removed therefrom;

(f) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property; or

(g) of any spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of Borrower.

5.13. [Intentionally Omitted].

5.14. Lockboxes. The Commercial Lockbox is the only lockbox accounts maintained by Borrower, and each Obligor of an Eligible Account has been directed, and is required to, remit all payments with respect to such Account for deposit in the Commercial Lockbox.

5.15. Borrowing Base Certificates. Each Borrowing Base Certificate signed by Borrower, on behalf of Borrower, contains an accurate summary of all Eligible Accounts and Eligible Inventory of Borrower contained in the Borrowing Base as of its date in all material respects.

5.16. Accounts.

(a) Borrower has not done anything to interfere with the collection of the Accounts, and Borrower has not amended or waived the terms or conditions of any Account or any related contract in any material adverse manner or in any manner not consistent with the Ordinary Course of Business unless any such amendment or waiver is promptly and accurately reflected in the immediately following Account Detail File delivered to Lender pursuant to the terms of this Agreement.

(b) Borrower has made all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to Borrower against any amounts such Obligor owes on an Account.

5.17. Representations and Warranties for each Revolving Loan. As of each date that Borrower shall request any Revolving Loan, Borrower shall be deemed to make, with respect to each Eligible Account and each Eligible Inventory included in the Borrowing Base, each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account and each portion of Inventory satisfies each of the conditions of an Eligible Inventory.

(b) All information relating to such Account and such Inventory that has been delivered to Lender is true, complete and correct in all material respects. With respect to each Account, Borrower has delivered to the Obligor all requested supporting documents, and all information set forth in the bill and supporting documents is true, complete and correct in all material respects.

(c) Other than Permitted Liens, there is no Lien or adverse claim in favor of any third party, nor any filing against Borrower, as debtor, covering or purporting to cover any interest in such Account or such Inventory.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrower as being obligated to do so, and is recognized as such by the Obligor, (ii) the legally enforceable obligation of such Obligor, and (iii) an account or general intangible within the meaning of the UCC.

(e) No such Account requires the approval of any third Person for such Account to be pledged as Collateral to Lender hereunder.

(f) Borrower does not have any guaranty of, letter of credit support for, or collateral security for such Account, other than any such guaranty, letter of credit or collateral security as has been pledged as Collateral to Lender.

(g) The Obligor with respect to such Account is located in the United States.

(h) The representations and warranties made by Borrower in the Loan Documents and all financial or other information delivered to Lender with respect to Borrower and such Account and such Inventory do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(i) If requested by Lender, a copy of each related contract, if any, to which Borrower is a party has been delivered to Lender unless Borrower shall have, prior to the related Funding Date, certified in an Officer’s Certificate that such delivery is prohibited by the terms of the contract or by law, and the circumstances of such prohibition.

(j) Such Account was billed no later than thirty (30) days after the date the goods or services giving rise to such Account were delivered or rendered, as applicable, and each bill contains an express direction requiring the Obligor to remit payments to the Commercial Lockbox.

(k) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(l) Neither such Account nor the related contract contravenes any laws, rules or regulations applicable thereto, and no party to such related contract is in violation of any such law, rule or regulation in connection with such contract.

(m) As of the applicable Funding Date, to Borrower’s Knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

(n) The ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

(o) It is genuine and in all respects what it purports to be.

(p) It arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto.

(q) It is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available upon request to Lender.

(r) It is not subject to any offset, Lien (other than Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; and it is absolutely owing by the Obligor, without contingency of any kind.

(s) No purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice.

(t) No extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder.

(u) To the best of Borrower’s Knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Obligor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is solvent, is not contemplating or subject to an insolvency proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Obligor Debtor that could reasonably be expected to have a material adverse effect on the Obligor’s financial condition.

ARTICLE 6

AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

6.01. Compliance with Laws.

(a) Borrower agrees to comply in all material respects with all Applicable Laws, including without limitation, all applicable Healthcare Laws, and all orders of any Federal, state or local legislative, administrative or judicial body or official, provided that Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner.

(b) Without limiting the generality of the foregoing, Borrower agrees to comply with all Environmental Laws, applicable to the ownership (to the extent Borrower owns any real property) and/or use of Borrower’s real property and operation of its business, if the failure to so comply could reasonably be expected to have a Material Adverse Change. Borrower shall not be deemed to have breached any provision of this Section 6.01(b) if (i) the failure to comply with the requirements of this Section 6.01(b) resulted from good-faith error or innocent omission, (ii) Borrower promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following Borrower’s receipt of notice from Lender of such failure, or if such breach cannot in good faith be cured within thirty (30) days following Borrower’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and Applicable Law.

(c) Borrower and each of Borrower’s Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Healthcare Permits which are necessary or useful in the proper conduct of its business; and (ii) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Healthcare Law.

(d) Borrower and each of Borrower’s Subsidiaries shall maintain a corporate and health care regulatory compliance program to the extent required under Requirements of Law.

6.02. Financial Statements; Reports and Certificates; Notices.

(a) Deliver to Lender:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement, subject to year-end adjustments and the absence of footnotes, covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer or the Designated Signatory and in a form reasonably acceptable to the Lender; provided that such monthly financial statements may exclude stock-based compensation, receivable for stock exercises, the reclassification of debt and prepaid expenses (long-term versus short-term), capitalized freight and excess and obsolete inventory and such other customary items that historically have not been included in Borrower’s monthly financial statements;

(ii) as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s first three fiscal quarters, a company prepared consolidated and, if prepared by Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer or the Designated Signatory and in a form reasonably acceptable to the Lender;

(iii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(iv) as soon as available after approval thereof by Borrower’s board of directors, but no later than February 15 of such year, an Annual Plan with respect to each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2023; provided that, any revisions to such Annual Plan as are approved by Borrower’s board of directors shall be delivered to Lender no later than seven (7) days after such approval;

(v) within five (5) Business Days of delivery, copies of all non-ministerial material statements, reports and notices made available generally to Borrower’s security holders or holders of Permitted Convertible Debt (other than materials provided to members of Borrower’s board of directors solely in their capacities as directors and not security holder); provided, however, the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary, in the exercise of its good faith judgment, in order to (1) preserve the confidentiality of highly sensitive information, (2) prevent impairment of the attorney client privilege or (3) conflict of interest with Lender for new financing;

(vi) within five (5) days of filing, all reports on Form 10 K, 10 Q and 8 K filed with the Securities and Exchange Commission;

(vii) solely during the period that neither Lender is an Affiliate of the Term Loan Lender, promptly, upon receipt or delivery thereof, as applicable, (1) copies of all amendments, waivers, consents, supplements, or other modifications to any Term Loan Document (but in any event not less than five (5) Business Days prior to the execution thereof (or such later date as Lender may agree)) and (2) copies of all material notices received from or delivered to the Term Loan Lender;

(viii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Lender by Borrower or directly from the applicable institution(s);

(ix) prompt delivery of (and in any event within five (5) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(x) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(xi) written notice delivered within ten (10) days after Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xii) written notice delivered within thirty (30) days after Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) or such location involves a contract manufacturer or a third party logistics provider) in assets or property of Borrower or any of its Subsidiaries, (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xiii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within five (5) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

(xiv) immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xv) notice of any commercial tort claim (as defined in the UCC) or letter of credit rights (as defined in the UCC) held by Borrower or any Guarantor, in each case in an amount greater than One Million Dollars ($1,000,000.00) and of the general details thereof;

(xvi) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvii) prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement (to the extent such amendment, modification, termination or waiver is required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended);

(xviii) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Closing Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement; provided that delivery of such updated Perfection Certificate shall only be required once every year and due concurrently with the delivery of the financial statements specified in Section 6.02(a)(iii) above, starting with the year ending December 31, 2023; and

(xix) other information as reasonably requested by Lender.

Notwithstanding the foregoing, the financial statements required to be delivered pursuant to clauses (ii), (iii), (v), (vi) and (xvii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Section 6.02(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to Lender:

(i) a duly completed Compliance Certificate signed by a Responsible Officer or the Designated Signatory;

(ii) to the extent not otherwise disclosed previously, written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.08 hereof;

(iii) to the extent not otherwise disclosed previously, written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in uninsured damages or costs to Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000.00).

Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower or Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing, and so long as the Lender remains an Affiliate of the Term Loan Lender, such inspection and together with any inspection exercised by the Term Loan Lender under the Term Loan Agreement shall not exceed once per fiscal year absent the occurrence and continuation of an Event of Default or an “Event of Default” (as defined under the Term Loan Agreement).

6.03. Inventory; Returns. Keep all Inventory (to the extent that have passed inspection and accepted by Borrower or its Subsidiaries) in all material respects good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Closing Date. Borrower must promptly notify the Lender of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000.00) individually or in the aggregate in any calendar year.

6.04. Taxes; Pension. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions for), all required income and other material tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local income and other material Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.08 hereof; deliver to Lender, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund in all material respects all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.05. Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and shall waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, Lender, as additional insured. The Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be canceled. At Lender’s request, Borrower shall deliver to the Lender certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender, on account of the then-outstanding Obligations. Notwithstanding the foregoing, with respect to proceeds of any casualty policy in an aggregate amount up to Two Million Five Hundred Thousand Dollars ($2,500,000), (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying such proceeds within two hundred seventy (270) days of receipt thereof toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced and repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations.

6.06. Control Agreements; Bank Accounts. Subject to Section 6.18, Borrower shall maintain Borrower’s and Guarantors’ Collateral Accounts (other than any Excluded Account) with depositary institutions that have agreed to execute Control Agreements in favor of Lender with respect to such Collateral Accounts. Borrower shall provide Lender ten (10) days written notice after Borrower or any Guarantor establishes any Collateral Account (other than any Excluded Account). In addition, for each Collateral Account (other than any Excluded Account) that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder within thirty (30) days (or such later date as Lender may agree) after the establishment of such Collateral Account. Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Excluded Accounts maintained in accordance with this Section 6.06.

6.07. Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Lender in writing of material infringement by a third party of its respective Intellectual Property that is material to its business; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent.

6.08. Litigation Cooperation. Commencing on the Closing Date and continuing through the termination of this Agreement, make available to the Lender, without expense to the Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books, to the extent that Lender may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.09. Landlord Waivers; Bailee Waivers. In addition to the landlord waivers/collateral access agreements required to be delivered in accordance with Section 6.18(a), in the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses but excluding contract manufacturing or third party logistics sites, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.02, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000.00) in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Lender within sixty (60) days after adding any such new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10. Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Closing Date, Borrower or such Subsidiary shall promptly notify the the Lender of such creation or acquisition. Within thirty (30) days of such creation of acquisition (or forty-five (45) days in the case of a foreign Subsidiary), Borrower or such Subsidiary shall take all actions reasonably requested by the Lender to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is not an Excluded Subsidiary, to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Lender a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary (other than to the extent constituting (x) Excluded Assets or (y) directors’ qualifying shares or nominee or other similar shares required under applicable law). Notwithstanding the foregoing, within forty-five (45) days of any change in the U.S. tax laws that would (i) result in such New Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall cause such New Subsidiary to become a secured guarantor with respect to the Obligations, or (ii) allow the pledge of a greater percentage of such voting equity interests of such New Subsidiary without material adverse tax consequences to Borrower, Borrower shall cause to be granted and pledged to Lender a perfected security interest in such greater percentage of voting equity interests of such New Subsidiary, in each case from that time forward.

6.11. Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12. Inspection. Borrower will permit any of Lender’s officers or other representatives to visit and inspect Borrower’s location(s) or where any Collateral is kept during regular business hours to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrower shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of $1,100 per day, per Person (plus out-of-pocket expenses); provided, however, that (i) if no Event of Default has occurred and is continuing, Borrower’s obligation to pay Lender such fees shall be limited to such fees incurred in connection with one (1) inspection per fiscal year and (ii) so long as the Term Loan Lender remains an Affiliate of Lender, such inspection and together with any inspection exercised by the Term Loan Lender under Section 6.02(c) of the Term Loan Agreement shall not exceed once per fiscal year absent the occurrence and continuance of an Event of Default or an “Event of Default” (as defined under the Term Loan Agreement). All costs, fees and expenses incurred by Lender in connection with such inspections shall constitute Expenses for purposes of this Agreement.

6.13. [Reserved] .

6.14. Notice of Action. Borrower will promptly notify Lender in the event it becomes aware of:

(a) any legal action, dispute, setoff, counterclaim, defense or reduction that is asserted by an Obligor with respect to any Account that may have a material adverse effect on the collectability of such Account or all Accounts collectively;

(b) (1) that Borrower or any Subsidiary of Borrower, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in Borrower or any Subsidiary of Borrower: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (2) notice of any material reduction in the level of reimbursement expected to be received with respect to receivables; (3) any allegations of material licensure violations or fraudulent acts or omissions involving Borrower or any Subsidiary of Borrower; (4) the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Healthcare Law against Borrower or any Subsidiary of Borrower; (5) any changes in any Healthcare Law (including the adoption of a new Healthcare Law) known to Borrower or any Subsidiary of Borrower that would reasonably be expected to have, in the aggregate, a Material Adverse Change; (6) any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any material Healthcare Permit.

6.15. [Reserved].

6.16. Accounts Receivables Monitoring System. Borrower shall deliver to Lender or its agents the Accounts Detail File in accordance with Section 2.02(d) hereof and shall assist, as needed, Lender or its agent in completing and maintaining such exchange of files such that the Lender’s accounts receivable monitoring system can interpret the Accounts Detail File provided by Borrower.

6.17. Collateral Reporting. Borrower agrees to furnish to Lender such information as Lender reasonably requires in connection with monitoring the Collateral, at the times and in the manner determined by Lender, including Medicare and Medicaid cost reports and audits, if any.

6.18. Post-Closing Obligations.

(a) On or before sixty (60) days following the Closing Date (or such later date as Lender may agree in writing), Borrower shall deliver to Lender fully executed landlord or bailee waivers/collateral access agreements with respect to the following locations (each in form and substance reasonably acceptable to Lender): (i)

3052 Orchard Drive, San Jose, CA, 95134; (ii) 1585 Sunflower Ave., Costa Mesa, CA 92626; and (iii) 7045 Troy Hill Drive, Suite 300, Elkridge, MD 21075.

(b) On or before thirty (30) days following the Closing Date (or such later date as Lender may agree in writing), Borrower shall deliver to Lender evidence in form and substance reasonably acceptable to Lender that the Specified Account shall have been closed and that the funds held therein shall have been transferred to a Blocked Account of the Borrower.

(c) On or before three (3) Business Days following the Closing Date (or such later date as Lender may agree in writing), Borrower shall deliver to Lender fully executed springing Control Agreements in respect of the following Deposit Accounts maintained at the Lockbox Bank (each in form and substance acceptable to Lender): (i) Operating Account No. *******861 and (ii) SVB Cash Sweep Account No. *******437.

(d) To the extent not delivered on the Closing Date, on or before thirty (30) days following the Closing Date (or such later date as Lender may agree in writing), Borrower shall deliver to Lender insurance endorsements deliverables required under Section 4.01(n).

ARTICLE 7

NEGATIVE COVENANTS

Borrower covenants that until all of Borrower’s Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

7.01. Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory or other assets in the ordinary course of business (including Transfers to the contract manufacturers or third party logistics providers to facilitate product manufacturing and logistics services); (b) of worn‑out, surplus, uneconomic or obsolete Equipment and inventory, or such other assets that are immaterial or no longer useful to Borrower or any of its Subsidiaries’ business; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; or (d) cash or Cash Equivalents in the ordinary course of business and pursuant to transactions not prohibited by this Agreement; (e) Transfers (including by discounting, cancellation or forgiveness) of accounts receivable (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof in the ordinary course of business; (f) Transfers of assets among Borrower, co-Borrowers or Guarantors or Transfers of assets by a Subsidiary of Borrower to Borrower, co-Borrowers or Guarantors; (g) Transfers of assets by Borrower, co-Borrowers or Guarantors to Subsidiaries that are not co-Borrowers or Guarantors, provided that the amount of all such Transfers, together with Investments by Borrower or Subsidiaries that are co-Borrowers or Guarantors in Subsidiaries that are not co-Borrowers or Guarantors that are permitted under clause (i) of the definition of Permitted Investments, shall not, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year and (h) other Transfers in the aggregate not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year.

7.02. Changes in Business, Management, Ownership or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Closing Date or reasonably related, complimentary or incidental thereto; (b) liquidate or dissolve, except in a transaction permitted under Section 7.03; or (c) (i) provide written notice to Lender at the time an 8-K is filed announcing the retirement, resignation or termination of any Key Person, or (ii) enter into any transaction or series of related transactions in which (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) shall be the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% of the voting and economic outstanding stock of Borrower and (B) except as permitted by Section 7.03, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower, except (x) in a transaction permitted under Section 7.03 or (y) for directors’ qualifying shares or nominee or other similar shares required under applicable law. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least ten (10) days’ prior written notice to Lender: (A) change its respective jurisdiction of organization, (B) except as permitted by Section 7.03, change its respective organizational structure or type, (C) change its respective legal name, or (D) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.03. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. Notwithstanding the foregoing, (x) a Subsidiary may merge or consolidate into (including by way of liquidation or dissolution) another Subsidiary (provided such surviving Subsidiary is a “co‑Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, (y) a Subsidiary that is not a co-Borrower or a Guarantor may merge or consolidate into (including by way of liquidation or dissolution) another Subsidiary that is not a co-Borrower or a Guarantor and (z) an Excluded Subsidiary may liquidate or dissolve, so long as, in each case, no Event of Default is occurring prior thereto or arises as a result therefrom.

7.04. Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.05. Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definitions of “Permitted Liens” and “Permitted Negative Pledges”.

7.06. Maintenance of Collateral Accounts. With respect to Borrower any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.06.

7.07. Restricted Payments. (a) Declare or pay any dividends or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock or securities convertible into or exchangeable for capital stock (other than (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) the declaration or payment of any dividends solely in the form of equity securities, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate per fiscal year, (iv) purchases of capital stocks, restricted stock units and/or performance stock units in connection with the exercise of stock options, stock units, warrants or other equity awards by way of cashless or net exercise or in connection with the satisfaction of withholding tax obligations and (v) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Permitted Convertible Debt prior to its scheduled maturity unless permitted by the following two paragraphs, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.07 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to any Permitted Convertible Debt, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt or any redemption of Permitted Convertible Debt to the extent permitted by Section 7.14; provided that the preceding sentence shall only allow principal payments in cash (other than payments of cash in lieu of fractional shares), if the Redemption Conditions are satisfied in respect of such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Bond Hedge Transactions constituting Permitted Call Spread Agreements relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction constituting a Permitted Call Spread Agreement relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by this clause (i); and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Call Spread Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Agreement; provided that, to the extent cash is required to be paid under a Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (ii).

Notwithstanding the foregoing, the Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Debt (which series matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Debt that are so repurchased, exchanged or converted) (any such series of Permitted Convertible Debt, “Refinancing Convertible Debt”) and/or by payment of cash (x) in lieu of any fractional shares, (y) in respect of accrued and unpaid interest of such Permitted Convertible Debt and (z) additional cash in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Debt plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Agreements pursuant to the immediately following proviso; provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 7.07 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Agreements, if any, corresponding to such Permitted Convertible Debt that is so repurchased, exchanged or converted.

7.08. Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.09. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, (b) equity investments by Borrower’s investors in Borrower or its Subsidiaries and transactions related thereto, (c) intercompany transactions expressly permitted by Sections 7.01, 7.03, 7.04, 7.07 or 7.08, (d) compensation, indemnification, reimbursement of expenses of officers and directors in the ordinary course of business or approved by Borrower’s or such Subsidiary’s board of directors (or governing body), and (e) employment arrangements with executive officers approved by Borrower’s Board of Directors.

7.10. Term Loan Facility. Borrower shall not (a) make or permit any payment on any Term Loan Obligations, except in accordance with the terms of the Intercreditor Agreement, or (b) amend any provision in any Term Loan Document in a manner not permitted by the Intercreditor Agreement or in a manner materially adverse to the interest of the Lender or (c) enter into any agreement with Term Loan Lender which is not an Affiliate of Lender.

7.11. Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Revolving Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12. Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

7.13. Financial Covenants. Commencing with the fiscal quarter of the Borrower ending on December 31, 2023 and for each fiscal quarter occurring thereafter:

(a) Minimum Liquidity. Unless Borrower is in compliance with Section 7.13(b) for such fiscal quarter, permit at any time, Qualified Cash to be less than an amount equal to the sum of (x) 50% of the aggregate outstanding principal of Term Loans plus (y) the amount of Borrower’s and its Subsidiaries accounts payable that have not been paid within one hundred twenty (120) days from the invoice date of the relevant account payable.

(b) Minimum Product Revenue. Unless Borrower is in compliance with Section 7.13(a) for such fiscal quarter, permit (x) Product Revenue, measured quarterly as of the last day of such fiscal quarter of Borrower on a trailing two (2) fiscal quarter basis, to be less than an amount equal to 55% of the aggregate outstanding principal of Term Loans or (y) Gross Profit Margin, measured as of the last day of such fiscal quarter of the Borrower, to be less than a percentage equal to 72.5% of projected Gross Profit Margin for such fiscal quarter, as set forth in (A) for any fiscal quarter ending on or prior to December 31, 2023, the Lender Presentation, or (B) for any fiscal quarter ending thereafter, the Annual Plan.

7.14. Redemption of Permitted Convertible Debt. Exercise any redemption right or settlement of any conversion in cash (other than cash in lieu of fractional shares) with respect to any Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Borrower’s common stock, unless the Redemption Conditions are satisfied in respect of such redemption.

ARTICLE 8

DEFAULT

8.01. Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

(a) Payment Default. Borrower fails to, (a) prior to the Initial Revolving Loan Advance Date, pay any Obligation within three (3) Business Days after such Obligation is due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 8.03 hereof), or, (b) after the Initial Revolving Loan Advance Date, make any payment of principal or interest on any Revolving Loan or pay any other Obligations, in each case, within one (1) Business Day after such Obligation is due and payable (which one (1) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 8.03 hereof);

(b) Covenant Default.

(i) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.02 (Financial Statements, Reports, Certificates), 6.04 (Taxes), 6.05 (Insurance), 6.06 (Operating Accounts), 6.07 (Protection of Intellectual Property Rights), 6.09 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or

(ii) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Revolving Loans shall be made during such cure period);

(c) Material Adverse Change. A Material Adverse Change has occurred;

(d) Attachment; Levy; Restraint on Business.

(i) (1) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (2) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (1) and (2) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(ii) (a) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (b) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

(e) Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty‑five (45) days (but no Revolving Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

(f) Other Agreements. (a) There is any default and such default continues (after the applicable grace, cure or notice period) in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that could reasonably be expected to have a Material Adverse Change; for the avoidance of doubt, (x), the exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Debt, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms that does not result from a default thereunder or an event of the type that constitutes an Event of Default, (y) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Agreement or (z) secured Permitted Indebtedness that becomes due as a result of the voluntary sale or other Transfer of the property or assets securing such Permitted Indebtedness, if such sale or Transfer is permitted hereunder and under the documents providing for such Permitted Indebtedness, in each case, shall not constitute an Event of Default under this Section; or (b) the occurrence of any “Event of Default” under and as defined in the Term Loan Agreement the effect of which “Event of Default” or other event is to cause, or to permit the Term Loan Lender to cause, with the giving of notice if required, the Term Loan to become due or to be repurchased, prepaid or defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defeased or redeem all of such Term Loan to be made, prior to its stated maturity;

(g) Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third‑party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;

(h) Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

(i) Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period; or (d) a Material Adverse Change with respect to any Guarantor;

(j) Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or would reasonably be expected to result in a Material Adverse Change;

(k) Fundamental Change. The occurrence of any “fundamental change” (howsoever defined) under the indenture governing any Permitted Convertible Debt; or

(l) Lien Priority. Subject to the Intercreditor Agreement, except as the result of the action or inaction of the Lender, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are permitted to have priority pursuant to this Agreement.

8.02. [Reserved].

8.03. Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, charge Borrower the Default Rate on all then outstanding or thereafter incurred Obligations and/or withhold or cease making Advances under the Credit Facility, unless such Default or Event of Default is cured to Lender’s satisfaction or waived in accordance herewith.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility (it also being understood that the occurrence of any of the events or conditions set forth in Section 8.01(e) hereof shall automatically cause a termination of the Credit Facility without notice or demand).

(c) The Lender will be entitled to take any and all actions to enforce its claims against Borrower to recover the balance of the Indebtedness then due, including being entitled to pursue all remedies provided for by law, equity, or otherwise, and to exercise the warrants of attorney to confess judgment against Borrower contained in this Agreement or the other Loan Documents;

(d) The Lender will be entitled to take any and all actions permitted by this Agreement and the other Loan Documents, and/or by law, equity or otherwise;

(e) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, while it exists, exercise all rights under the UCC and any other applicable law or in equity, by contract or otherwise, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables or receivables owing by a Governmental Authority, the right to “take possession” of or foreclose on the Collateral (including removing from any premises at which same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts) by any available judicial procedure, or without judicial process, and to enter any premises at which any Collateral may be located for the purpose of taking possession of or removing the same, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason, and Lender may do all of the foregoing with or without judicial process (including notifying the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender) and may use, at Borrower’s expense, such of Borrower’s personnel, supplies or space as may be necessary to manage such Accounts;

(ii) The right to require Borrower, at Borrower’s expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrower’s information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion;

(iii) The right to reduce or modify the Revolving Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Credit Facility or to take additional reserves in the Borrowing Base for any reason; or

(iv) The right to sell, assign and deliver all or any part of the Collateral and any returned, reclaimed or repossessed merchandise, in the name of Borrower or Lender, or in the name of such other party as Lender may designate, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Lender’s sole discretion, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Lender in its sole discretion may deem advisable, and Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by Borrower. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Lender shall have the right, at its sole discretion, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Lender shall deem appropriate.

(f) Borrower hereby agrees that a notice received by it at least ten (10) calendar days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

(g) Lender is hereby granted, until the Obligations are paid in full and all obligations of Lender hereunder are terminated, a worldwide license to use, after the occurrence and during the continuance of an Event of Default and without charge, all of Borrower’s labels, trademarks (and associated goodwill), copyrights, patents and advertising matter, and any other form of Intellectual Property, as they pertain to the Collateral, in completing production of, advertising for sale and selling of any Collateral.

(h) Notwithstanding any provision of this Section 8.03 to the contrary, upon the occurrence of an Event of Default, the Lender shall have the right to exercise any and all remedies referenced in this Section 8.03; provided, that, Lender may also exercise all such rights and remedies following the occurrence of an Exigent Circumstance after an Event of Default has occurred and is continuing.

8.04. [Intentionally Omitted].

8.05. Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower at any time, under any agreement, with any available remedy and in any order.

8.06. Set-Off. Upon the occurrence of an Event of Default, Lender and/or any Affiliate of Lender and/or participant with Lender shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or other amounts or Property thus set off against any of Borrower’s Obligations hereunder.

8.07. Application of Proceeds. The net cash proceeds resulting from Lender’s exercise of any of Lender’s rights pursuant to this Article 8 (after deducting all Expenses relating thereto) shall be applied by Lender to the payment of the Obligations as set forth in Section 2.08(b) hereof, and Borrower shall remain liable to Lender for any deficiencies, and Lender in turn agrees to remit to Borrower or its successors or assigns, any surplus resulting therefrom.

ARTICLE 9

MISCELLANEOUS

9.01. GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE CONSTRUED WITHOUT THE AID OF ANY CANON, CUSTOM OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.

9.02. Integrated Agreement. This Agreement, the Revolving Note and the other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.03. Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”), of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including Expenses and reasonable legal fees) of any kind or nature, which at any time may be imposed on, incurred by, or asserted against any Indemnified Party (including any such assertion by or on behalf of Borrower), resulting from, in connection with, or otherwise relating to or arising out of (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Lender’s exercise of (or failure to exercise) any of Lender’s rights and remedies hereunder, including (A) any sale or transfer of the Collateral, (B) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (C) the defense of Lender’s interests in the Collateral (including the defense of claims brought by Borrower as a debtor-in-possession or otherwise, any secured or unsecured creditors of Borrower, or any trustee or receiver in bankruptcy); (iii) any environmental pollution, hazardous material or environmental clean-up and Borrower’s off-site disposal practices; (iv) any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over Borrower; (v) the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto (including any amounts paid or payable by Lender (x) to any prior lender of Borrower pursuant to any indemnity or reimbursement obligation in any payoff letter or otherwise, (y) to any depository institution of Borrower pursuant to any indemnity or reimbursement obligation in any Control Agreement, Depository Agreement, or other agreement with such depository institution and (z) to any other third party in connection with any indemnity or reimbursement obligation in any Collateral Access Agreement or other agreement between Lender and such third party); (vi) Borrower’s breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (vii) Borrower’s failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including environmental laws, etc.), and (viii) Borrower’s use of the PPP Program, any PPP Loan and any and all subject matters related thereto, and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction. The provisions of this Section 9.03(b) shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations. This Section 9.03(b) and Section 9.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.04. Time. Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.05. Expenses of Lender.

At Closing and from time to time thereafter, Borrower will pay all reasonable and documented expenses of Lender on demand (including search costs, audit fees, appraisal fees, and reasonable and documented fees and expenses of legal counsel for Lender) relating to this Agreement and the other Loan Documents, including expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Revolving Loans and Collateral or otherwise hereunder, and any reasonable and documented expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the “Expenses”); provided that the aggregate amount of Lender’s Expenses (as defined under the Term Loan Agreement) and Expenses incurred on or prior to the Closing Date reimbursable by Borrower shall not exceed $350,000 (inclusive of the diligence deposit already paid by Borrower). Any Expenses not paid upon demand by Lender (and such non-payment constitutes an Event of Default under Section 8.01(a) after giving effect to any applicable grace or cure period) shall bear interest at the Default Rate.

9.06. Confidentiality. In handling any confidential information of Borrower, the Lender shall maintain the confidentiality of such confidential information and exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lender’s Subsidiaries or Affiliates, or in connection with Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lender shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with an examination or audit; (e) as Lender reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lender, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lender’s possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender through no breach of this provision by the Lender; or (ii) is disclosed to the Lender by a third party, if the Lender does not know that the third party is prohibited from disclosing the information. The Lender may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as the Lender does not disclose the identity of the Borrower or the Identity of any person associated with the Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section.

9.07. Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in Person or if sent by facsimile, by scanned image or by nationally recognized overnight courier, or via first-class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder;

(b) Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received; and

(c) Lender shall be fully entitled to rely upon any facsimile or scanned image transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.08. Brokerage. Borrower represents that Borrower has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other Person, Borrower hereby indemnifies, defends and saves Lender harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including Lender’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.09. Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival. All warranties, representations, and covenants made by Borrower herein, or in any of the other Loan Documents or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered to the Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement Loan Document shall be deemed continuing until all Obligations are satisfied in full.

9.11. [Reserved].

9.12. Duplicate Originals. Two (2) or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.13. Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14. Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties. No rights are intended to be created hereunder, or under any other Loan Document for the benefit of any third-party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including Borrower’s duties under any Account or contract with any other Person.

9.16. Waivers.

(a) Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. To the extent there is more than one Borrower hereunder, each of such Borrower hereby irrevocably, unconditionally and fully subordinates in favor of Lender any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against the other co-Borrower(s), on account of payments made under this Agreement, including any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. To the extent there is more than one Borrower hereunder, each of such Borrower waives any event or circumstances that might constitute a legal or equitable defense of, or discharge of, such Borrower. Furthermore, Borrower agrees that if Borrower makes any payment on the Obligations or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, in whole or in part, including without limitation in connection with any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or Collateral in favor of Borrower or against or in payment of any or all of the Obligations.

(b) Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion, may: (i) following the occurrence and during the continuance of an Event of Default, settle, compromise or grant releases for liabilities of Borrower, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations in accordance with the terms hereof, and (iii) following and during the continuance of an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrower, who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(c) The liability of Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons (including other Borrower), or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon Borrower or any delay in enforcing, or any failure to enforce, any rights against Borrower or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any Lien upon, protect, exercise rights against, or realize on, any Property of Borrower, or any other party securing the Obligations, (v) the existence or nonexistence of any defenses which may be available to the other Borrower with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower.

(d) Borrower subordinates all present and future indebtedness owing by any other Borrower to such Borrower to the obligations at any time owing by such other Borrower to Lender under this Agreement and the other Loan Documents.

9.17. CONSENT TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK, NEW YORK IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWER WAIVES ANY OBJECTION TO IMPROPER VENUE AND FORUM NON CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT OR COURTS AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.18. WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.19. Publication. Borrower grants Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (a) the names of Borrower and Lender, (b) the size of the transaction and (c) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals.

9.20. [Reserved].

9.21. Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, the other party may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.22. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). The Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any Eligible Assignee; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Lender and Borrower (such consent of Borrower not to be unreasonably withheld, conditioned or delayed) (such approved assignee, an “Approved Lender”). Borrower and Lender shall be entitled to continue to deal solely and directly with Lender in connection with the interests so assigned until Lender shall have received and accepted an effective assignment agreement in form satisfactory to Lender executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Lender reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor, vulture fund or distress investment fund of Borrower, as reasonably determined by Lender at the time of such assignment. Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender, and the Revolving Loan Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Lender and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Lender at any reasonable time and from time to time upon reasonable prior notice. Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Lender shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Annex II attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Annex II attached hereto (it being understood that the documentation required under Section 7 of Annex II attached hereto shall be delivered to the participating Lender)) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to this Section; provided that such participant shall not be entitled to receive any greater payment under Annex II attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

9.23. Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

9.24. Authority. Without limiting the powers granted to Lender in Section 8.03 hereof, if an Event of Default shall have occurred, Borrower hereby authorizes Lender, or any Person or agent which Lender may designate, at Borrower’s cost and expense, to exercise all the following powers, which authority shall be irrevocable until the termination of this Agreement and the full and final payment and satisfaction of the Obligations to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Lender or Borrower, any and all checks, notes, drafts and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) request from customers indebted on Accounts at any time, in the name of Lender, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of Borrower any certified public accountant designated by Lender or any other designee of Lender, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to Lender for Borrower’s account (subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables or receivables owing by a Governmental Authority); and/or (f) take or bring, in the name of Lender or Borrower all steps, actions, suits or proceedings deemed by Lender necessary or desirable to enforce or effect collection of the Accounts.

9.25. Usury Limit. In no event shall Borrower, upon demand by Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under Applicable Law. If Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Borrower. This

Section 9.25 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

9.26. Termination. Except as otherwise provided in Article 8 hereof, Lender may terminate this Agreement only as of the Maturity Date. Borrower may terminate this Agreement at any time prior to the Maturity Date only in accordance with the terms of Section 2.03(c).

9.27. Release of Collateral.

(a) In the case of any such sale or other Transfer of any property constituting Collateral in a transaction (i) constituting a Transfer permitted pursuant to clauses (a), (b) or (c) of Section 7.01, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any Person.

(b) The Lender will, upon Borrower’s request and at Borrower’s expense, execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Loan Documents, or to release any co-Borrower from its obligations under the Loan Document, in each case in accordance with the terms of the Loan Documents, including the terms set forth in this Section 9.27. Lender hereby consents to release the following:

(i) any co-Borrower if (i) all of the stock of such Subsidiary is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document or (ii) such co-Borrower is liquidated or dissolved to the extent permitted under Section 7.03; and

(ii) any Lien held by Lender against (i) any Collateral that is sold or otherwise Transferred of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of the Revolving Loan Commitment, (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made), and (C) to the extent requested by Lender, receipt by Lender of liability releases from Borrower in form and substance acceptable to Lender.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER:	OUTSET MEDICAL, INC.
Address for notices to Borrower:
Outset Medical, Inc. 3052 Orchard Dr. San Jose, California Attention: Nabeel Ahmed; John Brottem Email: nahmed@outsemedical.com; jbrottem@outsetmedical.com	By:/s/ Nabeel Ahmed Name: Nabeel Ahmed Title: Chief Financial Officer

LENDER: Address for notices to Lender: One International Plaza, Suite 220 Philadelphia, PA 19113 Thomas Schneider, CEO P: (610) 870-5403 F: (610) 870-5401 Email: tschneider@slrhcabl.com	GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company By:/s/ Stacy Allen Name: Stacy Allen Title: Executive Vice President

ANNEX I

DEFINITIONS

“Account(s)” means (a) all of Borrower’s present and future accounts, payment intangibles, instruments and chattel paper (including electronic chattel paper) (all as defined in the UCC) and all other rights of Borrower to receive payments including the third-party reimbursable portion of accounts receivable owing to Borrower arising out of the delivery by Borrower of medical, surgical, diagnostic, treatment or other professional or medical or healthcare-related services and/or the supply of goods related to any of such services (whether such services are supplied by Borrower or a third party), including all health-care-insurance-receivables (as defined in the UCC) and all other rights to reimbursement under any agreements with an Obligor, (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter-of-credit rights and security interests in respect of the foregoing, and all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all proceeds of any of the foregoing.

“Accounts Detail File” has the meaning set forth in Section 2.02(d) hereof.

“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to Twenty Five Million and No/100 Dollars ($25,000,000.00).

“Advance(s)” means any monies advanced or credit extended, including the Revolving Loans to or for the benefit of Borrower by Lender, under the Credit Facility.

“Advance Rate” means (i) with respect to Eligible Accounts, eighty-five percent (85%) or such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e) hereof and (ii) with respect to Eligible Inventory, twenty-five percent (25%) or such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e) hereof.

“Affiliate” means with respect to any Person, any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Annual Plan” means, with respect to any fiscal year of the Borrower, an annual plan approved by Borrower’s board of directors, setting forth, among other things, projected quarterly Product Revenue and Gross Profit Margins for such fiscal year (provided that solely for the purpose of determining the financial covenants set forth in Section 7.13(b) for fiscal quarters after December 31, 2023, such projected amounts and percentages for each of the fiscal years ending December 31, 2024, December 31, 2025 and December 31, 2026 on an annual basis must be (i) greater than or equal to the annual amounts or percentages, as applicable, set forth in the Lender Presentation and (ii) approved by Lender).

“Anti Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Law” means, as to Borrower or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any final and non-appealable determination of a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its assets, or to which Borrower or any of its assets is subject.

“Applicable Rate” means 3.20% per annum.

“Approved Lender” shall have the meaning set forth in Section 9.22 hereof.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.

“Authorized Officer” means any officer, member or partner of Borrower authorized by specific resolution of such Borrower to request Revolving Loans and such other matters as set forth in the incumbency certificate referred to in Section 4.01(c) of this Agreement.

“Billed Claim File” has the meaning set forth in Section 2.02(d)(ii) hereof.

“Billing Date” means the last day of the month in which the goods or services were provided.

“Blocked Account” means each bank account that is established by Borrower pursuant to this Agreement and subject to a Control Agreement.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.

“Borrower Representative” means Outset Medical.

“Borrowing Base” means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, and (b) the sum of (w) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts, as of such date, plus (x) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Inventory, as of such date, minus (y) an amount equal to any reserves, minus (z) unposted cash; provided, on any date of determination, the amount of Eligible Inventory included in the Borrowing Base shall not exceed the lesser of (1) fifty percent (50%) of the Borrowing Base and (2) $5,000,000.

“Borrowing Base Certificate” has the meaning set forth in Section 2.02(a) hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate amount of all Advances outstanding as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Advances outstanding as of such date.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, Advances, disbursements, settlements, payments, or other dealings with respect to any Revolving Loan, the term “Business Day” shall also exclude any day that is not a “U.S. Government Securities Business Day”.

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“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136)(H.R. 748), as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Lender, (d) any money market or similar funds that exclusively hold any of the foregoing, and (e) such other investment securities permitted under Borrower’s Investment Policy.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Closing” has the meaning set forth in Section 4.03 hereof.

“Closing Date” has the meaning set forth in Section 4.03 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 3.01 hereof.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Collateral Monitoring Fee” has the meaning set forth in the Fee Letter.

“Collection Account” has the meaning set forth in Section 2.07(a) hereof.

“Collections” means, with respect to any Account, all cash collections on such Account.

“Commercial Lockbox” means collectively, each lockbox and/or deposit account in the name of Borrower and maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts are sent or deposited.

“Commodity Account” is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit 6.02.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1.01 hereto as in effect from time to time.

“Conforming Changes” means, with respect to either the use or administration of SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for

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the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall have the meaning ascribed to such term in Annex II.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of the Borrower.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Lender pursuant to which Lender obtains “control” (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Facility” has the meaning set forth in Section 2.01(a) hereof.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Debt.”

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%).

“Defaulted Account” means an Account as to which (a) the initial ENV has not been received in full as Collections within one hundred twenty (120) days of the Billing Date, or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor.

“Deposit Account” is any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Depository Agreement(s)” means those certain Depository Agreements entered into in connection with this Agreement among Borrower, Lender and the Lockbox Bank, relating to the Commercial Lockbox.

“Designated Signatory” is a senior finance officer of Borrower designated by a Responsible Officer and reasonably acceptable to Lender (provided that the VP Controller who directly reports to the Chief Financial Officer of the Company shall be an acceptable Designated Signatory). As of the Closing Date, the Designated Signatory shall be John Geraci, VP Corporate Controller.

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“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Download Date” has the meaning set forth in Section 2.02(d) hereof.

“Eligible Account” means an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an eligible Account. Without limiting the generality of the foregoing, the defined term Eligible Account includes an Account of Borrower;

(a) which is a liability of an Obligor which is organized under the laws of any jurisdiction in the United States, having its principal office in the United States, and which is not listed on Schedule 1.01 hereto as an ineligible Obligor;

(b) the Obligor of which is not an Affiliate of Borrower;

(c) after the Initial Revolving Loan Advance Date, the Obligor of which has received a letter substantially in the form of Exhibit 4.02(c) to the extent such Obligor had historically not made payments to the Commercial Lockbox,

(d) as to which the representations and warranties of Section 5.17 hereof are true;

(e) which is not an Individual Payor Account;

(f) which is not outstanding more than one hundred twenty (120) days past the Billing Date;

(g) the Obligor on which does not have fifty percent (50%) or more of its Accounts owing to Borrower constituting Defaulted Accounts;

(h) to the extent such Account does not include late charges or finance charges;

(i) which is not subject to a dispute between the Obligor and Borrower;

(j) which is not owing by a creditor or supplier, or otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the accrued but not taken amount thereof);

(k) with respect to which an action for the bankruptcy, insolvency, receivership, assignment for the benefit of creditors, dissolution or liquidation, or similar proceeding under any federal or state law has not been commenced by or against the Obligor;

(l) the Obligor on such Account, has not failed, suspended or ceased doing business, is not liquidating, dissolving or winding up its affairs;

(m) the Obligor on which is not insolvent;

(n) which is owing by a Governmental Authority, unless, in the case of the Obligor being the United States or any department, agency or instrumentality thereof, the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act;

(o) which is subject to a duly perfected, first priority Lien in favor of Lender;

(p) the goods giving rise to which Account have been delivered to the Obligor, the services giving rise to which Account have been accepted by the Obligor, or such Account otherwise represents a final sale;

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(q) which is not evidenced by Chattel Paper or an Instrument of any kind, or has not been reduced to judgment;

(r) payment of which has not been extended or the Obligor on which has not made a partial payment;

(s) which does not arise from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; or

(t) which does not represent a progress billing or retainage, or relate to services for which a performance, surety or completion bond or similar assurance has been issued; and

(u) which complies with such other criteria and requirements as may be specified from time to time by Lender in its Permitted Discretion.

“Eligible Assignee” is (i) an Affiliate of Lender, (ii) an Approved Fund and (iii) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Two Billion Five Hundred Million Dollars ($2,500,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a then-current direct competitor of Borrower, vulture fund or distress investment fund, as reasonably determined by Lender in its reasonable discretion. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Lender shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Lender executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Lender reasonably shall require.

“Eligible Inventory” means Inventory of Borrower which meets each of the following requirements:

(a) it (i) is subject to a perfected, first priority Lien in favor of Lender and (ii) is not subject to any other assignment, claim or Lien;

(b) it is salable and not slow-moving, obsolete or discontinued;

(c) it is in the possession and control of Borrower and it is stored and held in facilities owned by Borrower or, if such facilities are not so owned, Lender (i) is in possession of a landlord waiver with respect thereto or (ii) has established reserves against the Borrowing Base with respect thereto in its Permitted Discretion;

(d) it is not Inventory produced in violation of the Fair Labor Standards Act, 29 U.S.C. §201 et seq. and subject to the “hot goods” provisions contained in Title 29 U.S.C. § 215 (as amended from time to time or any successor statute);

(e) it is not subject to any agreement or license which would restrict Lender’s ability to sell or otherwise dispose of such Inventory;

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(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g) it is not “in transit” to Borrower or held by Borrower on consignment;

(h) it is not “work-in-progress” Inventory but “finished goods” Inventory;

(i) it is not supply items or packaging;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(l) Lender shall not have determined in its Permitted Discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which, on any date of determination, subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common-law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

“Equipment” is all “equipment” as defined in the UCC with such additions to such term as may hereafter be made under the UCC, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Estimated Net Value” or “ENV” means on any date of calculation (i) with respect to any Account, an amount equal to the anticipated cash collections as calculated by Lender based upon the applicable Borrower’s historical cash collection and adjustments history in a manner consistent with Lender’s underwriting procedures in its Permitted Discretion, except that if Lender determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero, and (ii) with respect to Inventory, the lower of (y) Borrower’s cost to acquire such Inventory and (z) the fair market value of such Inventory as of such date of determination.

“Event of Default” has the meaning set forth in Section 8.01 hereof.

“Excluded Accounts” means (a) any Deposit Account of Borrower or any Subsidiary that is used by such Person solely as a payroll account for the employees of Borrower or its Subsidiaries, provided that the aggregate balance maintained therein shall not exceed the aggregate amount of such payments to be paid in the then next two (2) payroll periods or the funds in which consist solely of funds held by the Borrower in trust for any director, officer

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or employee of the Borrower or any employee benefit plan maintained by the Borrower in the ordinary course of business or funds representing deferred compensation for the directors and employees of the Borrower, (b) escrow accounts, Collateral Accounts and trust accounts, in each case either securing Permitted Liens or otherwise entered into in the ordinary course of business, (c) [reserved], (d) Collateral Accounts and securities accounts held in jurisdictions outside the United States, (e) payment processing accounts or merchant accounts or segregated accounts solely to the extent such payment processing accounts, merchant accounts or segregated accounts hold receivables owing by a Governmental Authority (provided that any balance thereof is swept daily into Collateral Accounts pursuant to depository agreements in form and substance reasonably satisfactory to Lender), (f) segregated accounts holding Medicare/Medicaid receivables (provided that any balance thereof is swept daily into Collateral Accounts pursuant to depository agreements in form and substance reasonably satisfactory to Lender) and (g) so long as Borrower shall have complied with the requirements of Section 6.18(b) within the timeframe set forth therein, the Specified Account.

“Excluded Assets” shall have the meaning set forth in Section 3.01 hereof.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or, on the date such Subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its Operating Documents, in each case, from guaranteeing the Obligations; (b) any Subsidiary that is prohibited by any contractual obligation that existed on the date any such Subsidiary is acquired (provided, that such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations; (c) any Subsidiary to the extent that the provision of any guarantee of the Obligations would require the consent, approval, license or authorization of any governmental authority which has not been obtained; (d) any Subsidiary that is subject to such restrictions (provided that after such time that such restrictions on subsidiary guarantees are waived, lapse, terminate or are no longer effective, such Subsidiary shall no longer be an Excluded Subsidiary by virtue of this clause (d)); (e) any Subsidiary that is (i) a CFC or FSHCO or (ii) a Subsidiary of a CFC or FSHCO, in each case of this clause (e), to the extent that the pledge of all of the equity interests of such Subsidiary as Collateral or the guarantee by such Subsidiary of the Obligations would result in material adverse tax consequences to Borrower (as reasonably determined by Borrower and Lender); (f) any Subsidiary for which the provision of a subsidiary guarantee would result in a material adverse tax or regulatory consequence to Borrower or a violation of fiduciary duties of the directors or officers of such Subsidiary, in each case, as reasonably determined by Borrower; and (g) any Subsidiary that (i) owns properties and assets with an aggregate fair market value (as reasonably determined in good faith by Borrower and on a consolidated basis) less than Two Hundred Fifty Thousand Dollars ($250,000.00) and (ii) has annual revenues (other than revenues from transfer pricing transactions or “cost-plus” revenues) less than Two Hundred Fifty Thousand Dollars ($250,000.00); provided that all Subsidiaries excluded pursuant to this clause (g) together shall not (i) own properties and assets with an aggregate fair market value (as reasonably determined in good faith by Borrower and on a consolidated basis) less than One Million Dollars ($1,000,000.00) or (ii) have annual revenues (other than revenues from transfer pricing transactions or “cost-plus” revenues) greater than One Million Dollars ($1,000,000.00). Notwithstanding anything to the contrary herein, no Subsidiary shall be an Excluded Subsidiary if it is a guarantor or obligor under the Term Loan Documents.

“Excluded Taxes” shall have the meaning ascribed to such term in Annex II.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of the Lender, imminently threatens the ability of the Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of the Lender, could reasonably be expected to result in a material diminution in value of the Collateral.

“Expenses” has the meaning set forth in Section 9.05(a) hereof.

“FATCA” shall have the meaning ascribed to such term in Annex II.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority successor thereto.

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“Fee Letter” means that certain Fee Letter dated the Closing Date, between Borrower and the Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

“FSHCO” means any Subsidiary that does not have (and is not treated as having for U.S. federal income tax purposes) any material assets other than capital stock (or capital stock and debt interests) of one or more Subsidiaries that are CFCs or other entities described in this definition.

“Funding Date” has the meaning set forth in Section 2.02(a) hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made under the UCC, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, license, certification, clearance, exemption, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws.

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. § § 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Gross Profit Margin” means a percentage equal to: (x)(1) Product Revenue of Borrower minus (2) the total cost of goods sold (as determined in accordance with GAAP but excluding any stock-based compensation expense) divided by (y) Product Revenue of Borrower.

“Guarantor” is any Person providing a Guaranty in favor of the Lender (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

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“Healthcare Laws” means: (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the criminal false statements law (42 U.S.C. § 1320a-7b(a)), (iv) Sections 1320a-7, 1320a-7a and 1320a-7h of Title 42 of the United States Code and all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349, and (v) the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. § § 301 et seq.) and the regulations promulgated pursuant thereunder; (c) any and all federal, state and local data privacy and security laws, including HIPAA; (d) laws, rules and regulations governing any Government Reimbursement Program; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any Applicable Law relating to the testing, development, sale, marketing, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of Borrower’s or any Subsidiary’s products or product candidates; and (h) any Applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by Borrower, each of (a) through (h) as may be amended from time to time.

“Healthcare Permits” means any and all permits, licenses, authorizations, certificates, clearances, exemptions, registrations, approvals, certificates of need, accreditations and plans of third-party accreditation agencies required under any Healthcare Law.

“Healthcare Proceeding” means any audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by Borrower with any Healthcare Laws or the requirements of any Healthcare Permit (including any audits or procedures initiated by an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies).

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss. For the avoidance of doubt, no Permitted Call Spread Agreement shall constitute a Hedging Obligation.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act (42 U.S.C. § 17921 et seq.) and the implementing regulations of same.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred purchase price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (other than in respect of (i) “earnouts”, purchase price adjustments, profit sharing arrangement and similar contingent payment obligations arising out of purchase and/or sale contracts (unless any such obligations would appear as a liability on the balance sheet of such Person under GAAP), and (ii) bonus, deferred compensation, incentive compensation or similar arrangements in the ordinary course of business), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person (other than a change of control or asset sale or similar events, but in each case, only so long as any such repurchase or redemption after such change of control or asset sale or similar events shall be subject to the prior indefeasible payment in full in cash of all Obligations and the termination of all commitments hereunder) on or prior to a date that is 91 days after the Maturity Date, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, and (g) Contingent Obligations. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement or operating leases shall not constitute Indebtedness of the Borrower.

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“Initial Upsize Conditions” are satisfaction of each of the following: (a) no Default or Event of Default shall have occurred and is continuing and (b) on or before August 15, 2024, Borrower shall have provided evidence to Lender satisfactory to Lender that Borrower has achieved the Product Revenue Milestone I.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Indemnified Party” has the meaning set forth in Section 9.03(b) hereof.

“Indemnified Taxes” shall have the meaning ascribed to such term in Annex II.

“Individual Payor Account” means an Account owing by an Obligor who is an individual patient or person who received the goods or services rendered.

“Initial Loan Commitment” means an amount equal to Twenty Five Million and No/100 Dollars ($25,000,000.00).

“Initial Term” has the meaning set forth in Section 2.01(d) hereof.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between Term Loan Lender, in its capacity as collateral agent under the Term Loan, and the Lender, and acknowledged and agreed to by the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Rate” has the meaning set forth in Section 2.03(a) hereof.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made under the UCC, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

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“Investment Policy” is Borrower’s investment policy as provided to Lender on October 21, 2022 and in effect as of the Closing Date, as amended from time to time; provided that any amendment to such investment policy or amended investment policy after the Closing Date has been approved in writing by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Leslie Trigg as of the Closing Date, and (ii) Chief Financial Officer, who is Nabeel Ahmed as of the Closing Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender Presentation” means that certain lender presentation delivered to the Term Loan Lender on October 4, 2022.

“Lender Transfer” shall have the meaning set forth in Section 9.22 hereof.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other similar encumbrance, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means this Agreement, the Revolving Note, the Fee Letter, each Control Agreement, each Depository Agreement, the Fee Letter, the Perfection Certificate, each landlord waiver and collateral access agreement, and all agreements relating to the Commercial Lockbox, all financing statements, any Subordination Agreements, and any other agreements, instruments, documents and certificates delivered at any time in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor, if any, individually and collectively.

“Loan Request” has the meaning set forth in Section 2.02(a) hereof.

“Lockbox Bank” means Silicon Valley Bank or such other bank that is acceptable to Lender.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of Borrower’s outstanding shares of common stock as disclosed in the most recent filing of Borrower with the Securities Exchange Commission and (b) the price per share of Borrower’s common stock as listed on the National Association of Securities Dealers Automated Quotation Stock Market (or, if not listed thereon, the New York Stock Exchange) at the close of business on such date.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; (b) a material impairment of (i) the ability of repayment of any portion of the Obligations as they become due and payable, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Lender under any Loan Document except as the result of the action or inaction of the Lender or (iv) the validity, perfection or priority of any Lien in favor of Lender on any of the Collateral except as the result of the action or inaction of the Lender; or (c) the occurrence of a “Change in Control”, “Fundamental Change” and/or “Make-Whole Fundamental Change” (each howsoever defined) under any indenture governing any Permitted Convertible Debt or under the Term Loan Documents.

“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases, management contracts and compensatory plans, contracts or arrangements.

“Maturity Date” has the meaning set forth in Section 2.01(d) hereof.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § § 1396 et seq.) and any statutes succeeding thereto, and all Requirements of Law pertaining

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to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § § 1395 et seq.) and any statutes succeeding thereto, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Member” means, as applicable, a shareholder, member or partner of Borrower.

“New Subsidiary” shall have the meaning set forth in Section 6.10

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrower whether arising out of this Agreement, the Fee Letter or any other Loan Document or otherwise, including all obligations to repay principal of and interest on all the Revolving Loans, and to pay interest, fees, costs, charges, Expenses, professional fees, and all sums chargeable to Borrower under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Open Source Licenses” shall have the meaning set forth in Section 5.02 hereof.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course of Business” means the ordinary course of business of Borrower or its Subsidiaries, undertaken in good faith by Borrower or such Subsidiaries.

“Other Connection Taxes” shall have the meaning ascribed to such term in Annex II.

“Other Taxes” shall have the meaning ascribed to such term in Annex II.

“Participant Register” shall have the meaning set forth in Section 9.22 hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Perfection Certificate” has the meaning set forth in Section 5.01 hereof.

“Permit” means any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under any Applicable Law.

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“Permitted Call Spread Agreements” means (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option in connection with the issuance of Permitted Convertible Debt (such transaction, a “Bond Hedge Transaction”) and/or (b) any call option transaction pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Debt (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Borrower in good faith, (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Permitted Convertible Debt and (iii) in the case of clause (b) above, such call option transaction would be classified as an equity instrument in accordance with GAAP.

“Permitted Convertible Debt” is any unsecured notes issued by the Borrower that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that the Indebtedness thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled or otherwise required payments of principal prior to, the date that is 180 calendar days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change (for the avoidance of doubt, which change of control or fundamental change shall constitute a Material Adverse Change hereunder), which purchase is settled on a date no earlier than the date twenty (20) Business Days following the occurrence of such change of control or other fundamental change, nor (y) any early conversion of any Permitted Convertible Debt in accordance with the terms thereof, in each case, shall violate the foregoing restriction), (iii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision, (iv) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith), and (v) such Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are also guaranteed by such Subsidiary on a secured basis.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) credit judgment in accordance with the customary business practices of Lender for its asset-based lending transactions.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and disclosed on the Perfection Certificate; provided, that, to the extent that any such Indebtedness is of the type described in clause (f), (j), (m) or (o) below, then such Indebtedness shall also be deemed to be incurred, and reduce availability on a dollar-for-dollar basis, under such clause (f), (j), (m) or (o), as applicable;

(c) solely to the extent that the Term Loan Lender an Affiliate of Lender, Indebtedness under the Term Loan Documents in an aggregate principal amount not to exceed an amount equal to the Term Loan Commitment

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(as defined in the Term Loan Agreement); provided, that, the outstanding principal amount of Revolving Loans and Term Loans shall not in the aggregate exceed (x) prior to satisfaction of the Initial Upsize Conditions, Two Hundred Million Dollars ($200,000,000.00) and (y) upon satisfaction of the Initial Upsize Conditions but prior to the satisfaction of the Second Upsize Condition, Two Hundred Fifty Million Dollars ($250,000,000.00);

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Permitted Convertible Debt in an aggregate principal amount not to exceed the greater of (i) Three Hundred Million Dollars ($300,000,000.00) and (ii) 20% of Borrower’s Market Capitalization (determined as of the date of pricing of such Permitted Convertible Debt).

(f) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets or software of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000.00) at any time, and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(g) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(h) Guaranties of Permitted Indebtedness incurred in the ordinary course of business;

(i) intercompany Indebtedness that constitutes a Permitted Investment under clauses (f), (i) or (l) of the term “Permitted Investments”;

(j) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business not to exceed Five Million Dollars ($5,000,000.00);

(k) advances or deposits received in the ordinary course of business from customers or vendors;

(l) Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services and Indebtedness arising in connection with automated clearing house transfer of funds or the use of other payment processing services;

(m) business credit card Indebtedness for credit cards, purchasing or debit cards or other bank card programs not to exceed Two Million Dollars ($2,000,000.00) in the aggregate principal amount at any time outstanding;

(n) Indebtedness arising in connection with the financing of insurance premiums;

(o) Indebtedness with respect to performance bonds, appeal bonds and other similar obligations in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding;

(p) Hedging Obligations incurred in the ordinary course of business not for speculative purposes;

(q) other unsecured Indebtedness not to exceed One Million Dollars ($1,000,000.00) in aggregate principal amount at any time outstanding; and

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(r) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under clauses (a), (b) and (d) through (q) above, provided that the extended, refinanced, modified or amended Indebtedness otherwise constitutes Permitted Indebtedness.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate and existing on the Closing Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s Investment Policy;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Collateral Accounts in which Lender has a perfected Lien (subject to the terms of this Agreement) except as otherwise permitted by Section 6.06;

(e) Investments in connection with Transfers permitted by Section 7.01 and Investments permitted by Section 7.03;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate for all such Investments made pursuant to this clauses (f);

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i) Investments made by Borrower or its Subsidiaries in Borrower or its Subsidiaries; provided that the amount of Investments by Borrower or Subsidiaries that are co-Borrowers or Guarantors in Subsidiaries that are not co-Borrowers or Guarantors, together with Transfers of assets by Borrower, co-Borrowers or Guarantors to Subsidiaries that are not co-Borrowers or Guarantors made in reliance on Section 7.01(g), shall not, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;

(j) Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of Borrower’s business permitted hereunder; provided that the aggregate amount for cash consideration for all such cash Investments do not exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;

(k) any Permitted Call Spread Agreements; and

(l) other Investments not exceed One Million Dollars ($1,000,000.00) in the aggregate during the term of this Agreement.

“Permitted Licenses” are: (A) licenses of over-the-counter software that is commercially available to the public; (B) non exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; and (C)

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exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property and (ii) is limited in territory with respect to a specific geographic country or region outside of the United States.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) solely to the extent that the Term Loan Lender is an Affiliate of Lender, Liens securing the Term Loan Obligations, so long as such Liens are subject to the terms of the Intercreditor Agreement;

(c) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;

(d) Liens securing Indebtedness permitted under clauses (f) of the definition of “Permitted Indebtedness,” provided that, (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 120 days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(e) Liens of carriers, warehousemen, landlords, suppliers, mechanics or other Persons that are possessory in nature arising in the ordinary course of business, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) (i) Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(g) [reserved];

(h) leases or subleases of real property granted in the ordinary course of Borrower’s or any Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(i) banker’s liens, rights of setoff and Liens in favor of financial institutions (including any restriction on the grant of security interest to any Person or other negative pledge requirements) incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions or cash management services provided by such institutions provided such accounts are maintained in compliance with Section 6.06 hereof;

(j) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01; and

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(k) Permitted Licenses;

(l) security deposits under real property leases that are made in the ordinary course of business;

(m) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

(n) Deposits to secure Indebtedness permitted under clauses (m), (n), (o) and (p) of the definition of Permitted Indebtedness;

(o) Liens on proceeds of insurance and unpaid premiums to secure Indebtedness permitted under clause (n) of the defined term “Permitted Indebtedness”;

(p) Liens in the nature of deposits, or liens on deposit accounts, to secure (i) the performance of tenders, bids, trade and commercial contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business or (ii) indemnification obligations relating to any disposition; provided that such Liens do no secure Indebtedness for borrowed money;

(q) Liens on cash collateral securing Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness;

(r) deposits as security for contested taxes or contested import or customs duties in the ordinary course of business;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on cash collateral and deposits securing Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness;

(u) Liens consisting of any agreement, grant or option to sell, transfer or dispose of any asset to the extent such sale, transfer or disposition is not prohibited by the Loan Documents;

(v) other Liens securing obligations not exceeding One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time; and

Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a), (d), (o), (q) and (t) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Negative Pledges” means:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b) prohibitions or limitations under the Loan Documents and the Term Loan Documents;

(c) customary non-assignment provisions in any lease, license or other contract with respect to the assignment of such contract;

(d) prohibitions or limitations imposed by Requirements of Law; and

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(e) customary prohibitions or limitations contained in any agreement relating to any Transfer permitted under Section 7.01 pending the consummation of such Transfer; provided that such prohibitions and/or limitations apply only to the property that is the subject of such Transfer and not to the proceeds to be received by Borrower or its Subsidiaries in connection with such Transfer.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Perfection Certificate” shall have the meaning set forth in Section 5.01 hereof.

“PPP Loan” means any funds obtained by Borrower as loans under the PPP Program.

“PPP Program” means the U.S. Small Business Administration’s Paycheck Protection Program (enacted as part of the CARES Act).

“Product Revenue” means, as of the date of determination, the sum of “product revenue” and “service and other revenue” (each determined under GAAP) of Borrower and its Subsidiaries as such respective line items are reported on (x) for the first three fiscal quarters of any fiscal year, the most recently delivered financial statements (or deemed delivered) pursuant to Section 6.02(a)(ii) and (y) for the last fiscal quarter of any fiscal year, the most recently delivered financial statements (or deemed delivered) pursuant to Section 6.02(a)(iii) (in each case, excluding any one-time royalty payment or upfront fees, collaboration fees and other similar fees).

“Product Revenue Milestone I” is the achievement by Borrower, on or before June 30, 2024, of Product Revenue greater than or equal to [***], calculated on a trailing two-fiscal-quarter basis and based on the Product Revenue reported on the financial statements delivered (or deemed delivered) pursuant to Section 6.02.

“Product Revenue Milestone II” is the achievement by Borrower, on or before June 30, 2025, of Product Revenue greater than or equal to [***], calculated on a trailing two-fiscal-quarter basis and based on the Product Revenue reported on the financial statements delivered (or deemed delivered) pursuant to Section 6.02.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of the Lender.

“Redemption Conditions” means, with respect to any redemption by the Borrower of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) both immediately before and after such redemption, Borrower’s Qualified Cash shall be no less than 150% of the outstanding Obligations at the time of such redemption.

“Refinancing Convertible Debt” shall have the meaning set forth in Section 7.07.

“Register” shall have the meaning set forth in Section 9.22 hereof.

“Registered Organization” is any “registered organization” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Registrations” means all Permits and exemptions issued or allowed by a Regulatory Authority (including, without limitation medical device pre-market approval applications, medical device pre-market notifications, de novo classification requests, investigational device exemptions registrations and other comparable authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, and wholesale distributor permits), including all supplements or amendments thereto, held by, or applied by contract to, any Loan Party or any

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of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of any Property or products of any such Loan Party or any such Subsidiary.

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form-483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, inspectional finding, injunction or consent decree, issued by the applicable Governmental Authority.

“Regulatory Authority” means the FDA or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical devices.

“Requirements of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or final and non-appealable determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Revolving Loan(s)” has the meaning set forth in Section 2.01(a) hereof.

“Revolving Loan Commitment” means the Initial Loan Commitment plus the Additional Tranche; provided that, as of the date of determination, the aggregate Revolving Loan Commitment on and from the Closing Date and prior to the date the Additional Tranche is activated pursuant to the terms of this Agreement shall be Twenty Five Million and No/100 Dollars ($25,000,000.00), and if the Additional Tranche is activated pursuant to the terms of this Agreement, the Revolving Loan Commitment shall increase to Fifty Million and No/100 Dollars ($50,000,000.00).

“Revolving Note” has the meaning set forth in Section 2.01(b) hereof.

“Securities” has the meaning set forth in Section 6.15 hereof.

“Second Upsize Conditions” are satisfaction of each of the following: (a) no Default or Event of Default shall have occurred and is continuing and (b) on or before August 15, 2025, Borrower shall have provided evidence to Lender satisfactory to Lender that Borrower has achieved the Product Revenue Milestone II.

“Securities Account” is any “securities account” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Settlement Date” has the meaning set forth in Section 2.02(a) hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s consolidated assets (including goodwill) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course.

“Specified Account” means the Borrower’s Collateral MMA Deposit Account (Account No. *******572) maintained at Silicon Valley Bank.

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“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means that certain Loan and Security Agreement, dated as of the Closing Date, among Borrower, Term Loan Lender, and the Term Loan Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement, as they may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.

“Term Loan Lender” means SLR Investment Corp., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022, as lender under the Term Loan Agreement.

“Term Loans” means the “Term Loans” as defined in the Term Loan Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Agreement.

“Term SOFR” means the greater of (x) the Term SOFR Reference Rate for a one-month tenor on the first day of the applicable interest period (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (y) 2.75% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Fee” has the meaning set forth in Section 2.03(c) hereof.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Transfer” shall have the meaning set forth in Section 7.01.

“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

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“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” shall have the meaning ascribed to such term in Annex II.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to the Lender in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations other than customary qualifications related to debt maturities within one year of the applicable maturity date.

“Unused Line Fee” has the meaning set forth in the Fee Letter.

“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.

“Withholding Agent” shall have the meaning ascribed to such term in Annex II.

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ANNEX II

Taxes; Increased Costs.

EXHIBIT 6.02

Compliance Certificate